Exhibit 10.1

LEASE AGREEMENT

Dated as of March 21, 2023

between

NUSTAR LOGISTICS, L.P.,
as the Tenant

and

NS SAN ANTONIO TX LANDLORD, LLC,
as the Landlord

TABLE OF CONTENTS

1.	Certain Definitions	1

2.	Demise of Leased Premises	1

3.	Title and Condition	1

4.	Use of Leased Premises; Quiet Enjoyment	2

5.	Term	3

6.	Rent	4

7.	Net Lease; Non-Terminability	5

8.	Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements	6

9.	Liens; Recording and Title	7

10.	Indemnification	8

11.	Maintenance and Repair	9

12.	Alterations	11

13.	Condemnation	12

14.	Insurance	13

15.	Restoration	16

16.	Subordination to Financing	18

17.	Assignment, Subleasing	19

18.	Permitted Contests	20

19.	Conditional Limitations; Default Provisions	21

20.	Additional Rights of Landlord and Tenant	22

21.	Notices	23

22.	Estoppel Certificates	24

23.	Surrender and Holding Over	25

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24.	No Merger of Title	25

25.	Definition of Landlord	25

26.	Hazardous Materials	26

27.	Entry by Landlord	26

28.	No Usury	26

29.	Financial Statements	27

30.	Separability	27

31.	Tenant Leasehold Mortgages	27

32.	Miscellaneous	28

EXHIBIT A	Legal Description
EXHIBIT B	Basic Rent
EXHIBIT C	Form of Subordination, Non-Disturbance and Attornment Agreement
EXHIBIT D	Form of Estoppel Certificate
EXHIBIT E	Prohibited Uses

APPENDIX A	Definitions

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LEASE AGREEMENT

THIS LEASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Lease”) is made as of March 21, 2023, by and between NS SAN ANTONIO TX LANDLORD, LLC, a Delaware limited liability company, as landlord, and NUSTAR LOGISTICS, L.P., a Delaware limited partnership, as tenant.

In consideration of the rents and provisions herein stipulated to be paid and performed, the Landlord and Tenant, intending to be legally bound, hereby covenant and agree as follows:

1.           Certain Definitions. All capitalized terms, unless otherwise defined herein, shall have the respective meanings ascribed to such terms in Appendix A annexed hereto and by this reference incorporated herein.

2.           Demise of Leased Premises. Landlord hereby demises and lets to Tenant and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the Leased Premises.

3.	Title and Condition.

(a)          The Leased Premises are demised and let subject to (i) the Permitted Encumbrances and (ii) the condition of the Leased Premises as of the Closing Date, without representation or warranty by Landlord; it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired or which may hereafter expire.

(b)         LANDLORD LEASES AND WILL LEASE, AND TENANT TAKES AND WILL TAKE, THE LEASED PREMISES “AS IS”, AND TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, AS TO LANDLORD’S TITLE THERETO, OR AS TO VALUE, COMPLIANCE WITH SPECIFICATIONS, DESIGN, LOCATION, USE, OPERATION, CONDITION, MERCHANTABILITY, QUALITY, DESCRIPTION, DURABILITY, ENVIRONMENTAL OR SOIL CONDITION OR AVAILABILITY OF UTILITIES, IT BEING AGREED THAT ALL RISKS INCIDENT TO ANY OF THE FOREGOING ARE TO BE BORNE BY TENANT. Tenant acknowledges and agrees that (i) the Leased Premises are of its selection and to its specifications, (ii) the Leased Premises have been inspected by Tenant and are satisfactory to it and (iii) Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found such title to be satisfactory for the purposes contemplated by this Lease. The provisions of this Section 3(b) have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to any of the Leased Premises, arising pursuant to the Uniform Commercial Code or any other law now or hereafter in effect or otherwise.

(c)          Landlord hereby assigns, without recourse or warranty whatsoever, to Tenant, all Warranties, if any. Such assignment shall remain in effect until a valid termination of this Lease, provided that Landlord shall retain the right to enforce the Warranties in the name of Tenant during the continuance of an Event of Default. Any monies collected by Tenant (net of actual out-of- pocket collection expenses) under any of the Warranties during the continuation of an Event of Default shall be held in trust by Tenant and, at the request of Landlord, promptly paid over to Landlord. Landlord hereby agrees to execute and deliver, at Tenant’s expense, such further documents, including powers of attorney, as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment effected by this Section 3(c). Upon the termination of this Lease, the Warranties shall automatically revert to Landlord. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required, provided that, in confirmation of such reassignment, Tenant shall promptly execute and deliver any instrument which Landlord may reasonably request.

(d)         Landlord agrees to enter into, at Tenant’s expense, such Record Agreements as reasonably requested by Tenant, subject to Landlord’s approval of the form thereof, not to be unreasonably withheld; provided, however, that no such Record Agreement shall (i) result in any material diminution in the value or utility of the Leased Premises for use as an office building and parking garage (a “Facility”) or (ii) render the use of the Leased Premises dependent upon any other property or condition or affect Tenant’s obligations under this Lease.

4.	Use of Leased Premises; Quiet Enjoyment.

(a)          Tenant may use the Leased Premises as a Facility or for any other lawful purpose, so long as such other lawful purpose would not (i) in Landlord’s reasonable determination, have a material adverse effect on the value of the Leased Premises, (ii) materially increase (when compared to use as a Facility) the likelihood that Tenant or Landlord would incur material liability under any provisions of any Environmental Laws, (iii) subject Landlord to any burdensome regulation, (iv) violate any terms of any Recorded Agreement not waived in writing by the appropriate party or (v) constitute a Prohibited Use. Tenant shall, at its expense, timely observe, perform, comply with, make any payments required under, and carry out the provisions of, each Record Agreement required therein to be observed and performed by the owner, operator or occupant of the Leased Premises during the Term, including, without limitation, paying any and all assessments for common area maintenance costs.

(b)          If at any time during the Term, three (3) full floors or more of the Leased Premises is vacant, Tenant shall notify Landlord of such circumstance and Landlord may, at its option, engage Jones Lang LaSalle or other recognized property manager of commercial office buildings reasonably acceptable to Tenant, to prepare a recommended maintenance schedule for the Leased Premises in order to ensure that the operating systems, building structure and other components of the Leased Premises do not deteriorate during such period of vacancy in excess of ordinary wear and tear, in which case Tenant shall adhere to such maintenance schedule, in addition to performing all other maintenance required under this Lease, all at Tenant’s expense. During any period that Tenant or a sublessee is not operating in and occupying the Leased Premises, Tenant shall take all reasonable measures to secure the Leased Premises and protect against vandalism and unauthorized entry, shall continue to maintain the Leased Premises in accordance with the requirements of this Lease and shall pay for an annual inspection of the Leased Premises to be conducted by Landlord or Landlord’s representative up to an annual amount equal to $5,000, as such amount shall be increased by ten percent (10%) on the third (3rd) anniversary of the Closing Date and each three (3) years thereafter.

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(c)          Tenant shall not permit any unlawful occupation, business or trade to be conducted on the Leased Premises or any use to be made thereof contrary to any applicable Legal Requirements or Insurance Requirements or the provisions of any Record Agreement. Tenant shall not use, occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner that would (i) make void or voidable any insurance that Tenant is required hereunder to maintain in force, (ii) affect the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder, or (iii) cause any injury or damage to any of the Improvements, except in connection with Alterations permitted under Section 12.

(d)          Subject to all of the provisions of this Lease, so long as no Event of Default exists hereunder, Landlord covenants that neither Landlord, nor any Person claiming by, through or under Landlord, shall do any act to disturb the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant.

5.	Term

(a)          Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term commencing on the date hereof and ending on the Expiration Date.

(b)          Provided (i) this Lease shall not have been terminated pursuant to the provisions of Section 13(b) or 19 and (ii) no Event of Default has occurred and remains uncured, in each case on the date of its Renewal Option Notice and on the Expiration Date (or the expiration date of the then expiring Renewal Term, as applicable), Tenant shall have two (2) consecutive options to extend the term of this Lease for a Renewal Term, commencing upon the day after the Expiration Date (or the expiration date of the then expiring Renewal Term, as applicable). If Tenant elects to exercise any one or more of said renewal options, it shall do so by giving a written notice (a “Preliminary Notice”) to Landlord of Tenant’s desire to commence the process set forth below. Tenant may deliver the Preliminary Notice at any time during the Term (or the then Renewal Term, as applicable) but, in any event, on or before the date which is twenty-one (21) months prior to the commencement of the Renewal Term for which such election is exercised. If Tenant has not provided the Preliminary Notice for the exercise of a Renewal Term within the time frame set forth in the previous sentence, then Tenant shall forever waive its right to exercise such renewal option and any subsequent renewal option. If Tenant timely delivers a Preliminary Notice, Landlord shall provide written notice to Tenant of Landlord’s determination of the Fair Market Rental Rate (as defined in Exhibit B) not later than thirty (30) days after Landlord’s receipt of such Preliminary Notice. Tenant will have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the Fair Market Rental Rate within which to accept the Fair Market Rental Rate Landlord proposes, to object to such proposal in writing, or to rescind the delivery of its Preliminary Notice. Tenant’s failure to respond to Landlord’s determination of the Fair Market Rental Rate within Tenant’s Review Period will constitute Tenant’s rescission of its Preliminary Notice. Tenant’s right to exercise such renewal option and each subsequent renewal option will expire upon a rescission of Tenant’s Preliminary Notice. If Tenant objects to the Fair Market Rental Rate Landlord submits, Tenant shall simultaneously deliver to Landlord, within Tenant’s Review Period, Tenant’s determination as to the appropriate Fair Market Rental Rate and the delivery of such determination will constitute Tenant’s irrevocable exercise of its renewal option for the related Renewal Term. Following Tenant’s delivery of Tenant’s determination as to the appropriate Fair Market Rental Rate, Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rental Rate. If Landlord and Tenant fail to reach agreement on the Fair Market Rental Rate by the date which is thirty (30) days following Tenant’s Review Period (“Outside Agreement Date”), the parties shall then submit to the determination of the Fair Market Rental Rate in accordance with the Appraisal Procedure as set forth in Exhibit B hereunder.

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If Tenant shall exercise any such renewal option, the term of this Lease shall be automatically extended for ten (10) years without the execution of an extension or renewal lease. Any Renewal Term shall be subject to all of the provisions of this Lease, including, but not limited to, the Basic Rent provisions for such Renewal Term set forth on Exhibit B attached hereto, and all such provisions shall continue in full force and effect. Within ten (10) days after request by either Landlord or Tenant, Landlord and Tenant shall execute, acknowledge and deliver to each other an instrument confirming that such option has been effectively exercised and confirming the extended expiration date of this Lease and the then applicable Basic Rent.

6.	Rent.

(a)          Tenant shall pay to Landlord, as rent for the Leased Premises during the Term, the Basic Rent in advance, on the Closing Date and on each Basic Rent Payment Date occurring after the Closing Date, and shall pay the same by ACH or wire transfer in immediately available federal funds, by 2:00 p.m., New York time on the date due, to such account in such bank as Landlord shall designate from time to time. In the event that the Closing Date is a date other than the first Business Day of a calendar month, the Basic Rent due on the Closing Date shall be an amount equal to the amount of Basic Rent set forth on Exhibit B hereto for the first Basic Rent Payment Date, times 1/30, times the number of days from and including the Closing Date to and excluding the first day of the following calendar month, and the Basic Rent due on the first Business Day of the month following the month in which the Closing Date occurs shall be the amount set forth on Exhibit B for the first Basic Rent Payment Date.

(b)         Tenant shall pay and discharge, as Additional Rent, all other amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease. All payments of Additional Rent that are payable to Landlord shall be paid by Tenant by ACH or wire transfer in immediately available federal funds to such account in such bank as Landlord shall designate from time to time.

               (c)          If any installment of Basic Rent or Additional Rent is not paid when the same is due, Tenant shall pay to Landlord, on demand, as Additional Rent, interest on such installment from the date such installment was due to the date such installment is paid at the Default Rate. Acceptance of any default interest shall not constitute a waiver of the default with respect to the overdue Basic Rent or Additional Rent payment and shall not prevent Landlord from exercising any of the other rights available under this Lease.

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(d)         Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement. Each party shall reflect the transactions represented by this Lease in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment. Landlord agrees to cooperate with Tenant to execute any amendments or modifications to this Lease required to comply with the “true lease” treatment to the extent required by changes in Legal Requirements or applicable accounting rules, provided, that no such change shall decrease the benefits afforded to Landlord or increase the obligations of Landlord under this Lease other than in a de minimus manner.

7.	Net Lease; Non-Terminability.

(a)          Except as otherwise expressly provided in this Lease, this Lease shall not terminate and Tenant shall not have, and hereby waives, any right to terminate this Lease during the Term. This is a net lease and, except as otherwise expressly provided in this Lease, Tenant shall not be entitled to, and hereby waives any right to, any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent or Additional Rent, and the obligations of Tenant under this Lease shall not be affected by any circumstance or event, or for any reason, including but not limited to the following: (i) any damage to or destruction of any of the Leased Premises by any cause whatsoever, (ii) any Condemnation, (iii) the prohibition, limitation or restriction of, or interference with, Tenant’s use of any of the Leased Premises, (iv) any eviction by paramount title, constructive eviction or otherwise, (v) Tenant’s acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (vi) any default on the part of Landlord under this Lease or under any other agreement, (vii) any latent or other defect in, or any theft or loss of, any of the Leased Premises, or (viii) any other cause, whether similar or dissimilar to the foregoing, any present or future Applicable Law to the contrary notwithstanding. This Lease is an absolute and unconditional obligation of Tenant, and it is the intention of the parties hereto that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements, and that Basic Rent and Additional Rent shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and that the obligations of Tenant under this Lease shall continue unaffected, unless expressly provided in this Lease to the contrary or unless this Lease shall have been terminated pursuant to an express provision of this Lease. Notwithstanding the foregoing, Tenant shall have the right to pursue a cause of action against Landlord for actual damages resulting from Landlord’s default under this Lease, it being understood that Tenant shall have no right to set off any such damages against the Basic Rent or Additional Rent payable under this Lease.

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(b)        Tenant agrees that it shall remain obligated under this Lease in accordance with its provisions and that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under any Mortgage so long as Tenant’s possession is not disturbed in violation of the terms of this Lease, or (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise, provided that if no Event of Default has occurred and is continuing, this Lease is terminated by Landlord under the Federal Bankruptcy Code or such trustee, receiver or liquidator or by any court under the Federal Bankruptcy Code and/or Tenant is dispossessed of the Leased Premises in violation of the terms of this Lease, Tenant shall have no obligation to pay Basic Rent or any other obligation under this Lease that accrues after such termination and dispossession so long as Tenant has returned the Leased Premises in accordance with the terms of this Lease.

8.	Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements.

(a)         (i)  Tenant shall, before interest or penalties are due thereon, pay directly to the applicable third party and discharge all Impositions. If received by Landlord, Landlord shall, within thirty (30) days of Landlord’s receipt thereof, but in any event at least ten (10) days prior to the due date for the related Imposition (provided that Landlord has received such bill or invoice prior to ten (10) Business Days preceding such due date), deliver to Tenant any bill or invoice with respect to any Imposition (unless such bill or invoice is also addressed to Tenant). Tenant (and Landlord, if required) shall notify the applicable taxing authority that all invoices for property taxes and similar taxes should be sent directly to Tenant, to the extent permitted by Applicable Laws. Any payments required to be made by Tenant pursuant to this Section 8 that are not allowed to be paid directly to the appropriate Governmental Authority or such other Person to whom such payment is due shall be made directly to Landlord.

(ii)  In the event that any assessment against any of the Leased Premises may be paid in installments, Tenant shall have the option to pay such assessment in installments; and in such event, Tenant shall be liable only for those installments which become due and payable during the Term. Tenant shall prepare and file all tax reports required by Governmental Authorities which relate to the Impositions. Tenant shall deliver to Landlord, (1) receipts for the payments of all property taxes related to the Leased Premises within ten (10) days after receipts are made available to Tenant, and (2) within twenty (20) days after Landlord’s written request therefor, copies of all settlements and notices pertaining to the Impositions which may be issued by any Governmental Authority and receipts for payments of all other Impositions made during each calendar year of the Term.

(b)          Tenant shall promptly comply with and conform to all of the Legal Requirements and Insurance Requirements.

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(c)          If any report, return or statement (a “Filing”) is required to be filed with respect to any Imposition payable by Tenant hereunder, Tenant shall, if permitted by Applicable Laws to do so, timely file or cause to be filed such Filing with respect to such Imposition and shall promptly provide notice of such Filing to Landlord (except for any such Filing that Landlord has notified Tenant in writing that Landlord intends to file) and will (if ownership of the Leased Premises or any part thereof or interest therein is required to be shown on such Filing) show the ownership of the Leased Premises in the name of Landlord and send a copy of such Filing to Landlord. If Tenant is not permitted by Applicable Laws to file any such Filing, Tenant will promptly notify Landlord of such requirement and prepare and deliver to Landlord a proposed form of such Filing and such information as is within Tenant’s reasonable control or access with respect to such Filing within a reasonable time, and in all events at least twenty (20) days, prior to the time such Filing is required to be filed. Tenant shall hold Landlord harmless from and against any liabilities, including, but not limited to penalties, additions to tax, fines and interest, arising out of any insufficiency or inaccuracy in any such Filing, if such insufficiency or inaccuracy is attributable to Tenant, it being understood that Tenant shall have no liability hereunder with respect to any failure of Landlord to timely file any Filing that Tenant has provided to Landlord pursuant to the second sentence of this subsection (c) or for any insufficiency or inaccuracy in any Filing if such insufficiency or inaccuracy is attributable to Landlord.

(d)          Any obligations of Tenant under the provisions of this Section 8 that accrue prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier the termination of this Lease.

9.	Liens; Recording and Title.

(a)          Subject to the Tenant’s right to contest as set forth in Section 18, Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any Lien on the Leased Premises, the Basic Rent or any Additional Rent, other than the Permitted Encumbrances and any mortgage, Lien or other charge created by or resulting from any act of Landlord or those claiming by, through or under Landlord (except Tenant). Notice is hereby given that Landlord shall not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding any of the Leased Premises through or under Tenant, and that no mechanic’s or other Liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to any of the Leased Premises.

(b)          Each of Landlord and Tenant shall execute, acknowledge and deliver to the other a written Memorandum of this Lease to be recorded in the appropriate land records of the jurisdiction in which the Leased Premises is located, in order to give public notice and protect the validity of this Lease. Tenant shall be responsible for all costs, transfer taxes and recording fees, if any, payable in connection with recording the Memorandum of Lease. In the event of any discrepancy between the provisions of such recorded Memorandum of this Lease and the provisions of this Lease, the provisions of this Lease shall prevail.

(c)          Nothing in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest or Lien in or upon the estate of Landlord in any of the Leased Premises, other than an assignment or a sublease, in either case, as permitted under the provisions of Section 17.

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10.	Indemnification.

(a)          Tenant agrees to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee from and against any and all Claims, whether asserted prior to, during or after the Term, that may be suffered, imposed on or asserted against any Indemnitee (including any Claims resulting from any Indemnitee’s ordinary negligence, other than the ordinary negligence of a contractor or representative retained by Landlord to perform any work on the Leased Premises) arising, directly or indirectly, out of (i) the operation, possession, use, leasing, sub-leasing, non-use, maintenance, modification, alteration, construction, reconstruction, restoration, condition, design or replacement of the Leased Premises (or any portion thereof), (ii) any Record Agreement, (iii) patent, trademark or copyright infringement and latent or other defects, whether or not discoverable, (iv) the non-compliance of the Leased Premises with Applicable Laws and any other liability under Applicable Laws related to the Leased Premises or this Lease (including, without limitation, any Claims arising directly or indirectly out of any actual or alleged violation by Tenant or any other Tenant Party, now or hereafter existing, of any Environmental Laws), (v) this Lease or any modification, amendment or supplement hereto, (vi) any default by Tenant under this Lease, (vii) the business and activities of Tenant or of any other Person on or about the Leased Premises (whether as an invitee, subtenant, licensee, contractor or otherwise), and (viii) the actual or alleged presence, use, storage, generation or Release of any Hazardous Materials by Tenant or any other Tenant Party on, under, from or at the Leased Premises or any portion thereof, in each case whether prior to or during the Term, including the cost of assessment, containment and/or removal of any such Hazardous Materials as required by any Environmental Law, the cost of any actions required by any Environmental Law in response to a Release of any such Hazardous Materials so that it does not migrate or otherwise cause or threaten harm to public health, safety, welfare or the environment, and costs incurred to comply with Environmental Laws in connection with all or any portion of the Leased Premises, or the operation thereof. Notwithstanding the foregoing, nothing herein shall be construed to obligate Tenant to indemnify, defend and hold harmless any Indemnitee from and against any Claims imposed on or incurred by such Indemnitee to the extent such Claims arise by reason of (i) the willful misconduct or gross negligence of any Indemnitee or any agent or representative of any Indemnitee (other than Tenant), (ii) any Liens and liabilities created by Landlord on the Leased Premises or that arise from Landlord’s failure to pay any Taxes, in each case for which Tenant has paid or reimbursed Landlord in accordance with this Lease, or (iii) events or circumstances that occur after the expiration or termination of this Lease and the return of the Leased Premises in accordance with this Lease.

            (b)         In case any Claim shall be made or brought against any Indemnitee, such Indemnitee shall give prompt notice thereof to Tenant; provided that failure to so notify Tenant shall not reduce Tenant’s obligations to indemnify any Indemnitee hereunder except to the extent such failure adversely affects Tenant’s rights to defend such Claim. Tenant shall be entitled to (and shall, if directed by Landlord), at its expense, acting through counsel selected by Tenant (and reasonably satisfactory to such Indemnitee), assume and control the negotiation, litigation and/or settlement of any such Claim. Such Indemnitee may (but shall not be obligated to) participate at its own expense (unless Tenant is not properly performing its obligations hereunder or is not assuming control of such proceedings and then at the expense of Tenant) and with its own counsel in any proceeding conducted by Tenant in accordance with the foregoing, in which case Tenant shall keep such Indemnitee and its counsel fully informed of all proceedings and filings. Notwithstanding the foregoing, Tenant shall not be entitled to assume and control the defense of any Claim if (i) an Event of Default has occurred and is continuing, (ii) the proceeding involves possible imposition of any criminal liability or penalty or unindemnified civil penalty on such Indemnitee, (iii) the proceeding involves the granting of injunctive relief against the Indemnitee not related to this Lease, (iv) a significant counterclaim is available to the Indemnitee that would not be available to and cannot be asserted by Tenant or (v) Tenant has not acknowledged to such Indemnitee in writing that such Claim is fully covered by Tenant’s indemnity set forth herein.

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(c)          Upon payment in full of any Claim by Tenant pursuant to this Section 10 to or on behalf of an Indemnitee, Tenant, without any further action, shall be subrogated to any and all Claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense or claims against another Indemnitee for which Tenant would have indemnity obligations hereunder) to the extent of such payment, and such Indemnitee shall execute such instruments of assignment and conveyance and other documents as may be necessary to preserve any such Claims and otherwise reasonably cooperate with Tenant to enable Tenant to pursue such Claims. In no event shall Tenant settle or compromise any Claim against any Indemnitee if such settlement or compromise does not contain a full release of such Indemnitee or admits culpability on the part of such Indemnitee, unless such Indemnitee otherwise consents in writing.

(d)           The obligations of Tenant under this Section 10 shall survive any termination or expiration of this Lease.

11.	Maintenance and Repair.

(a)          Tenant shall at all times from and after the Closing Date, put, keep and maintain the Leased Premises (including, without limitation, the roof, landscaping, walls, footings, foundations, parking areas, driveways, signs and structural components of the Leased Premises) as a Class-A office building, in the same (or better) condition and order of repair as exists as of the Closing Date, except for ordinary wear and tear, and to no lesser standards that that maintained by owners and operators of comparable improvements of similar size and age in the area where the Leased Premises are located, and shall promptly make all repairs and replacements of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with the Leased Premises in order to keep and maintain the Leased Premises in the order and condition required by this Section 11(a). Tenant shall do or cause others to do all shoring of the Leased Premises or of foundations and walls of the Improvements and every other act necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon any of the Leased Premises, whether or not Landlord shall, by reason of any Legal Requirements or Insurance Requirements, be required to take such action or be liable for failure to do so. Tenant shall, at its cost, promptly remove snow and ice from all parking areas, driveways and sidewalks on the Leased Premises. LANDLORD SHALL NOT BE REQUIRED TO MAKE ANY REPAIR, WHETHER FORESEEN OR UNFORESEEN, OR TO MAINTAIN ANY OF THE LEASED PREMISES OR ADJOINING PROPERTY IN ANY WAY, AND TENANT HEREBY EXPRESSLY WAIVES THE RIGHT TO MAKE REPAIRS AT THE EXPENSE OF THE LANDLORD, WHICH RIGHT MAY BE PROVIDED FOR IN ANY LAW NOW OR HEREAFTER IN EFFECT. Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to insurance proceeds or condemnation awards for Restoration pursuant to Sections 13(c) and 14(g). Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly (but in any event shall commence such repairs within thirty (30) days of the date Tenant becomes aware that such repairs are necessary, or, in the event of a Restoration pursuant to Section 13(c) or 14(g), within thirty (30) days of the date insurance proceeds or a condemnation award has been paid to Landlord (it being understood that Tenant shall take such steps as are reasonably necessary to protect and preserve the integrity and safety of the Leased Premises pending such payment) and shall diligently pursue such repairs to completion), and all repairs shall be made in a good, proper and workmanlike manner.

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(b)         In the event that any Improvement shall violate any Legal Requirements or Insurance Requirements, then Tenant, at the request of Landlord, shall either (i) obtain valid and effective variances, waivers or settlements of all claims, liabilities and damages resulting from each such violation, whether the same shall affect Landlord, Tenant or both (or in the case of a violation of Insurance Requirements, obtain new coverage where there is no violation of any Insurance Requirements), or (ii) take such action as shall be necessary to remove such violation, including, if necessary, the making of an Alteration. Any such repair or Alteration shall be made in conformity with the provisions of Section 12.

(c)           If Tenant shall be in default under any of the provisions of this Section 11, Landlord may, thirty (30) days after Tenant’s receipt of written notice of default and failure of Tenant to commence to cure during such period or to diligently pursue such cure to completion, but without notice in the event of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances for the account of, and at the expense of, Tenant. In the event of an emergency Landlord shall notify Tenant of the situation by phone or other available communication and shall give Tenant as much time as is reasonably practicable (not to exceed thirty (30) days) before acting independently to cure such default. All reasonable sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon at the Default Rate from the date of payment or incurring the expense, shall constitute Additional Rent payable by Tenant under this Lease on demand.

(d)          Tenant shall from time to time replace with Replacement Equipment any of the Equipment that shall have become worn out or unusable for the purpose for which it is intended, been taken by a Condemnation as provided in Section 13, or been lost, stolen, damaged or destroyed as provided in Section 14. Tenant shall repair at its sole cost and expense all damage to the Leased Premises caused by the removal of Equipment or other personal property of Tenant or the installation of Replacement Equipment. All Replacement Equipment (except for Trade Fixtures) shall become the property of Landlord, shall be free and clear of all Liens and rights of others and shall become a part of the Equipment as if originally demised herein.

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(e)           So long as the original Tenant, or an Affiliate thereof, is the Tenant under this Lease, the provisions of this subparagraph (e) shall apply to Required Capital Expenditures and the terms hereof shall control with respect to Required Capital Expenditures to the extent inconsistent with the foregoing paragraphs of this Section 11. If either Landlord or Tenant believes that a Required Capital Expenditure needs to be made during the Term, it shall notify the other party thereof in writing, which notice shall describe such Required Capital Expenditure in reasonable detail. As promptly as practicable thereafter, Tenant shall obtain two (2) bids from reputable contractors for the cost of making such Required Capital Expenditure and shall submit such bids, together with Tenant’s recommendation as to which contractor to use therefor, to Landlord. Unless Landlord disputes Tenant’s selection of contractor within thirty (30) days of receipt by Landlord of such bids and recommendation, together with any other information with respect to such Required Capital Expenditure as Landlord shall reasonably request, which notice of dispute shall state the reasons therefor in reasonable detail, then Tenant shall proceed with such Required Capital Expenditure with the contractor that Tenant recommended. Upon completion of the Required Capital Expenditure, Tenant shall provide to Landlord the aggregate actual cost thereof in reasonable detail. On the date that payment is due to the related contractor(s) for the Required Capital Expenditure (the “Capex Payment Date”), Tenant shall pay to such contractor(s) the first $3,000,000 of such actual cost of the Required Capital Expenditure; the “Remaining Monthly Cost” of such Required Capital Expenditure shall mean an amount equal to such actual cost after deducting $3,000,000 therefrom, divided by the Expected Useful Life of such Required Capital Expenditure. On the Capex Payment Date, Tenant shall pay to such contractor(s) an amount equal to the Remaining Monthly Cost, times the lesser of the Expected Useful Life of such Required Capital Expenditure and the then remaining Term, stated in months (including any Renewal Term which Tenant has then exercised), and Landlord shall pay to such contractor(s) (or to Tenant who shall then distribute such payment to such contractor(s)) the remainder of the actual cost of such Required Capital Expenditure, provided that if the Expected Useful Life of any Required Capital Expenditure extended beyond the Term in effect at the time such Required Capital Expenditure was made and Tenant subsequently exercises a Renewal Term, then the Basic Rent for such Renewal Term shall be increased by the Remaining Monthly Cost of each such Required Capital Expenditure for the lesser of the number of then remaining months of the Expected Useful Life of such Required Capital Expenditure and the number of months in such Renewal Term. All Required Capital Expenditures shall be made in a good, proper and workmanlike manner, in accordance with all Applicable Laws, and shall become the property of Landlord, without any further act, upon installation.

12.	Alterations.

(a)          Upon prior written notice to Landlord (but without consent), Tenant shall have the right to make any Alteration(s) to the Leased Premises, that are not Structural Alterations and the cost of which does not exceed the Threshold Amount, in the aggregate, in any calendar year; provided, that, Tenant complies with clause (c) of this Section 12.

(b)          Upon at least 30 days’ prior written notice to Landlord, Tenant shall have the right to make any Alteration(s) to the Leased Premises that are Structural Alterations and/or the cost of which exceeds the Threshold Amount, in the aggregate, in any calendar year; provided, that (i) no Event of Default has occurred and is then continuing, (ii) Tenant complies with clause (c) of this Section 12, and (iii) prior to making any such Alteration(s), Tenant shall provide Landlord with the plans and specifications, estimated budget and proposed schedule of construction with respect thereto and Landlord shall have consented to such Alterations, which consent shall not be unreasonably withheld.

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(c)          In connection with any Alteration: (i) the fair market value of the Leased Premises shall not be lessened after the completion of any such Alteration, or its structural integrity impaired; (ii) all such Alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements and Insurance Requirements; (iii) no such Alteration shall change the permitted use of the Leased Premises (as described in Section 4), (iv) Tenant shall promptly pay all costs and expenses of any such Alteration and shall discharge all Liens filed against any of the Leased Premises arising out of the same; (v) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration; and (vi) in the case of any Alteration the estimated cost of which in any one instance exceeds the Threshold Amount, such Alterations shall be made under the supervision of an architect or engineer selected by Tenant and in accordance with plans and specifications which shall be submitted to Landlord prior to the commencement of the Alterations. In the event of any Structural Alterations that change the footprint of the Improvements and/or include the addition of any Improvements, promptly after completion thereof, Tenant, at its expense, shall provide Landlord with an updated ALTA as-built survey, certified to Landlord and its successors and assigns, showing the Leased Premises after giving effect to such Alterations.

(d)          All Alterations shall, upon the expiration or earlier termination of this Lease become the property of Landlord, without any further act. To the extent permitted by the Code and by any applicable state tax laws and regulations, Tenant shall be entitled to the tax benefits, if any, with respect to any Alterations made by Tenant at Tenant’s expense until such time as such Alterations become the property of Landlord pursuant to the foregoing sentence.

13.	Condemnation.

(a)          Each of Landlord and Tenant, promptly upon obtaining knowledge of the institution of any proceeding for Condemnation, shall notify the other party thereof and each of Landlord and Tenant shall be entitled, at its sole cost and expense, to participate in any Condemnation proceeding. Subject to the provisions of this Section 13 and Section 15, Tenant hereby irrevocably assigns to Landlord any award or payment in respect of any Condemnation of the Leased Premises or any part thereof, except that (except as hereinafter provided) nothing in this Lease shall be deemed to assign to Landlord any Tenant’s Award to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, it being agreed, however, that Tenant shall in no event be entitled to any payment that reduces the award to which Landlord is or would be entitled for the condemnation of Landlord’s interest in the Leased Premises. Landlord shall have no interest in any Tenant Award, including without limitation, any compensation made to Tenant for Tenant’s moving and relocation expenses, for the loss of the Improvements or for the loss of Tenant’s business if a separate award for such items is made to Tenant that does not reduce the Award to which Landlord would otherwise be entitled.

(b)          If (I) the entire Leased Premises, (II) a material portion of the Land or the Improvements or any means of ingress, egress or access to the Leased Premises, the loss of which even after restoration would, in Tenant’s reasonable business judgment, be substantially and materially adverse to the business operations of Tenant at the Leased Premises, or (III) any means of ingress, egress or access to the Leased Premises which does not result in at least one method of ingress and egress to and from the Leased Premises remaining that is sufficient for Tenant’s use thereof and that meets all existing Legal Requirements, as determined by Tenant in its reasonable discretion, shall be subject of a Taking by a duly constituted authority or agency having jurisdiction, then Tenant may, not later than ninety (90) days after such Taking has occurred, serve a Tenant’s Termination Notice upon Landlord, in which case this Lease shall terminate on the applicable Termination Date, Tenant shall be released of all of its obligations under this Lease as of the Termination Date other than those that expressly survive a termination and Landlord shall be entitled to receive and retain the entire Award.

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(c)          (i)  In the event of a Condemnation of any part of the Leased Premises which does not result in a termination of this Lease under Section 7.1(b) above, promptly after the award with respect to such Condemnation has been paid by the related authority to Landlord, Tenant, to the extent Restoration of the Leased Premises is practicable, shall commence and diligently continue to completion such Restoration to the extent Landlord disburses the Net Award proceeds for the payment thereof.

(ii)        Upon the payment to Landlord of the Net Award of a Taking which falls within the provisions of this Section 13(c), Landlord shall, to the extent received, make the Net Award available to Tenant for Restoration in accordance with the provisions of Section 15. The proceeds remaining after the completion of, and payment for, the Restoration, if any, shall be allocated between Landlord and Tenant on the basis of the loss of value of Tenant’s then remaining leasehold interest hereunder, if any, and the loss of value of Landlord’s residual interest in the Leased Premises. In the event of any such partial Condemnation, all Basic Rent and Additional Rent shall continue unabated and unreduced.

(iii)        In the event of a Requisition of the Leased Premises that does not extend beyond the Term, Tenant shall be entitled to receive the entire amount of any award made for such Requisition, whether paid by damages, rent or otherwise. If the Requisition extends beyond the Term, then the Net Award for such Requisition shall be apportioned between Landlord and Tenant with Tenant receiving a share of the Net Award equal to the amount of the Net Award multiplied by the fraction whose numerator is the number of days remaining in the Term and whose denominator is the number of days of the Requisition and with Landlord receiving the balance of the Net Award. For purpose of calculating the number of days in the remaining Term, no Renewal Term shall be counted unless at the time of such calculation, Tenant has irrevocably exercised its right to extend the Term by such Renewal Term.

(d)        No agreement with any condemnor in settlement of or under threat of any Condemnation shall be made by either Landlord or Tenant without the written consent of the other, and of the Lenders, if the Leased Premises are then subject to a Mortgage, which consent shall not be unreasonably withheld, provided that if an Event of Default has occurred and is then continuing or Tenant has served a Tenant’s Termination Notice, then Tenant’s consent shall not be required.

14.	Insurance.

(a)          Tenant shall maintain, during the Term at its sole cost and expense, the following insurance on the Leased Premises:

(i)        Insurance against loss of or damage to the Improvements and the Equipment under an ISO special form or broader coverage insurance policy, which shall include coverage against all risks of direct physical loss or damage, including boiler explosion and machinery breakdown; coverage will also include named windstorm and earthquake sublimits at a minimum of $40,000,000 and, if the Leased Premises is located within either a Special Flood Hazard Area or a Non-Special Flood Hazard Area as determined by FEMA flood zone ratings of A or V, flood insurance). Such insurance shall also include (A) ordinance and law coverage (cost of demolishing the undamaged facility; proportion of the value of undamaged part of property to the value of the entire property prior to loss; increased cost of repair or reconstruction of the damaged and undamaged property on the same or another site) and (B) a condition that permits the insured to elect to rebuild on another site, provided that such rebuilding does not increase the amount of loss or damage that would otherwise be payable to rebuild at the original site (it being understood that Tenant may not rebuild at another site without Landlord’s prior written approval, which approval shall not be unreasonably withheld, but which may be conditioned, among other things, on the fulfillment of certain reasonable conditions precedent). Such insurance shall be in amounts sufficient to prevent Landlord or Tenant from becoming a co-insurer under the applicable policies, and in any event in amounts not less than the actual replacement cost of the Improvements and Equipment (excluding footings and foundations and other parts of the Improvements which are not insurable). Such insurance policies may contain reasonable exclusions, sublimits and deductible amounts, all in accordance with industry standards, and shall include an agreed amount clause.

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(ii)        Commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises, which insurance shall (A) be written on an “Occurrence Basis”, and shall provide minimum protection with an occurrence limit of not less than the greater of (x) $5,000,000 or (y) the aggregate amount of such insurance carried by prudent owners or operators of similar commercial properties, for bodily injury, death and property damage in any one occurrence and (B) include premises and operations liability coverage, products and completed operations liability coverage, and contractual liability coverage. In addition, Tenant shall maintain auto liability insurance in an amount not less than
$1,000,000.

(iii)        Workers’ compensation insurance covering all persons employed by Tenant on the Leased Premises in connection with any work done on or about any of the Leased Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Leased Premises.

(v)          Business interruption insurance (A) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence,

(B) containing coverage extension which provides that after the physical loss to the Leased Premises has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss or the expiration of 90 days, whichever occurs first, and (C) in an amount not less than the amount carried by prudent owners or operators of similar properties.

(vi)       Whenever Tenant shall be engaged in making any Alteration, repairs or construction work of any kind (collectively, “Work”) for which the estimated cost exceeds the Threshold Amount, completed value builder’s risk insurance (or course of construction coverage for repair/replacement cost insurance under Tenant’s property policy) and worker’s compensation insurance or other adequate insurance coverage covering all persons employed in connection with the Work, whether by Tenant, its contractors or subcontractors and with respect to whom death or bodily injury claims could be asserted against Landlord.

(vii)      Such additional and/or other insurance with respect to the Leased Premises and in such amounts as are reasonably requested by Landlord or a Lender.

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(b)         The insurance required by Section 14(a) shall be written by companies having a claims paying ability rating by Standard & Poor’s (or equivalent ratings agency) of not less than A, and an A.M. Best Insurance Reports rating of not less than “A” and a financial size category of at least “VII”, and all such companies shall be authorized to do an insurance business in the State, or otherwise agreed to by Landlord. The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The general liability insurance shall name Landlord, Tenant, and, if a Mortgage is then in effect, Lender as additional insured parties, as their respective interests may appear; the property insurance shall name Landlord (or, if directed by Landlord to Tenant, the Lender), as loss payee. If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and, if a Mortgage is then in place, the Lender.

(c)           Each insurance policy referred to in clauses (i), (iv) and (vi) of Section 14(a), shall contain standard non-contributory mortgagee clauses in favor of the Lender. Each of the policies required by Section 14(a) shall state that if at any time the policies are to be cancelled, or their coverage is to be materially reduced (by any party including the insured), the insurer will endeavor to mail thirty (30) days’ (10 days’ in the event of non-payment of the premium) written notice to the additional insureds and/or loss payee named in such policies. In addition, Tenant shall provide written notice to Landlord and, if applicable, each Lender thirty (30) days’ prior to any cancellation or, or material reduction in coverage under, each policy required by Section 14(a). Each policy shall also provide that any losses otherwise payable thereunder shall be payable notwithstanding
(i) any act, omission or neglect of Landlord, Tenant or any other Person which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, or (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than permitted by the provisions of such policy. Tenant hereby waives any and every claim for recovery from the Lenders and Landlord, and Landlord hereby waives any and every claim for recovery from Tenant, for any and all loss or damage covered by any of the insurance policies to be maintained under this Lease to the extent that such loss or damage is recovered by Tenant, Lenders or Landlord, respectively, under any such policy. If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other person), Tenant (or other appropriate party) shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

(d)          Tenant shall pay as they become due all premiums for the insurance required by this Section 14, shall renew or replace each policy, and shall deliver to Landlord a certificate or other evidence (on an ACORD 28 (2003/10) form, in the case of property insurance, and on an ACORD 25 form or similar form, in the case of liability insurance, and otherwise reasonably satisfactory to Landlord) of the existing policy and such renewal or replacement policy at least two Business Days after the Insurance Expiration Date of each policy. In the event of Tenant’s failure to comply with any of the foregoing requirements of this Section 14 within five (5) Business Days of the giving of written notice by Landlord to Tenant (or on the date any required insurance coverage will lapse, if sooner), Landlord shall be entitled to procure such insurance. Any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant, immediately upon written demand therefor by Landlord.

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(e)          Anything in this Section 14 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Section 14(a) may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 14. In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord evidence of the issuance and effectiveness of the policy, the amount and character of the coverage with respect to the Leased Premises and the presence in the policy of provisions of the character required in the above sections of this Section 14.

(f)          In the event of any property loss exceeding the Threshold Amount, Tenant shall give Landlord prompt notice thereof. Tenant shall adjust, collect and compromise any and all claims, with the consent of Landlord, not to be unreasonably withheld, and Landlord shall have the right, at its sole expense, to join with Tenant therein (except with respect to any property loss of the Threshold Amount or less, in which case no consent of Landlord shall be required). If the estimated cost of Restoration or repair shall be an amount equal to the Threshold Amount or less, all proceeds of any insurance required under clauses (i), (iv) and (v) of Section 14(a) shall be payable to Tenant. Each insurer is hereby authorized and directed to make payment under the property insurance policies (i) for all property losses of the Threshold Amount or less, directly to Tenant and (ii) for all other property losses, to Landlord and Tenant. Except as expressly set forth below, in the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, the Term shall nevertheless continue and there shall be no abatement or reduction of Basic Rent or Additional Rent. The Net Proceeds of all insurance payments for property losses exceeding the Threshold Amount shall be paid to Landlord and Tenant for deposit in the Restoration Fund, and Landlord shall make the Net Proceeds available to Tenant for restoration in accordance with the provisions of Section 15. Tenant shall, whether or not the Net Proceeds are sufficient for the purpose, promptly and diligently repair or replace the Improvements and Equipment in accordance with the provisions of Section 11(a). In the event that any damage or destruction shall occur at such time as Tenant shall not have maintained third- party insurance in accordance with Section 14(a)(i), (iv) and (vi), Tenant shall pay to Landlord Tenant’s Insurance Payment. Notwithstanding anything herein to the contrary, all proceeds of any business interruption insurance maintained by Tenant shall be payable directly to Tenant.

15.          Restoration. The Restoration Fund shall be disbursed by Landlord in accordance with the following conditions:

(a)        If the cost of Restoration will exceed the Threshold Amount, prior to commencement of the Restoration the architects, general contractor(s), and plans and specifications for the Restoration shall be approved by Landlord, which approval shall not be unreasonably withheld or delayed, and which approval shall be granted to the extent that the plans and specifications depict a Restoration which is substantially similar to the Improvements and Equipment which existed prior to the occurrence of the casualty or Taking, whichever is applicable. Landlord will not withhold its consent for variations to the Improvements required as a result of then current zoning and building code requirements.

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(b)         At the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s Liens shall have been filed and remain undischarged or unbonded or for which Tenant shall fail to provide affirmative title insurance coverage unless the disbursement is made for the payment of such Liens.

(c)           Disbursements from the Restoration Fund shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (1) satisfactory evidence, including architects’ certificates of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts and the plans and specifications, (2) partial releases of Liens or conditional Lien waivers, and (3) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of mechanics’ Lien claims.

(d)         Each request for disbursement from the Restoration Fund shall be sent by Tenant to Landlord, accompanied by a certificate of Tenant describing the work, materials or other costs or expenses for which payment is requested and stating (i) the cost incurred in connection therewith, (ii) that no Event of Default exists and no mechanics’ or materialmen’s Liens shall have been filed and remain undischarged or unbonded, and (iii) that Tenant has not previously received payment for such work or expense; the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work that is the subject of the request for disbursement has been substantially completed and complies with the applicable requirements of this Lease.

(e)         Landlord shall retain a commercially reasonable retainage amount (but in no event less than 5% of the expected repair cost, other than general conditions, until the Restoration is 50% complete).

(f)           The Restoration Fund may be invested as directed by Landlord. All interest shall become a part of the Restoration Fund.

(g)          Prior to commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by a contractor or architect selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld), exceeds the amount of the Net Proceeds or the Net Award, as applicable, and Tenant Insurance Payment available for such Restoration, either, at Tenant’s option and determination, the amount of such excess shall be paid by Tenant to Landlord to be added to the Restoration Fund or Tenant shall fund at its own expense the costs of such Restoration until the remaining Restoration Fund is sufficient for the completion of the Restoration. Any sum in the Restoration Fund which remains in the Restoration Fund upon the completion of Restoration with respect to a casualty shall be paid to Tenant; any portion of a Net Award remaining after completion of Restoration with respect to a Taking shall be paid to Landlord and Tenant pursuant to the allocation provisions set forth in Section 13(c).

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16.	Subordination to Financing.

(a)          (i)  Subject to the provisions of Section 16(a)(ii), Tenant agrees that this Lease shall at all times be subject and subordinate to the Lien of the Mortgage, if any.

(ii)          Except as expressly provided in this Lease by reason of the occurrence of an Event of Default, and as a condition to the subordination described in Section 16(a)(i) above, Tenant’s tenancy and Tenant’s rights under this Lease shall not be disturbed, terminated or otherwise adversely affected, nor shall this Lease be affected, by the existence of, or any default under, a Mortgage, and in the event of a foreclosure or other enforcement of a Mortgage, or sale in lieu thereof, the purchaser at such foreclosure sale shall be bound to Tenant for the Term of this Lease, the rights of Tenant under this Lease shall expressly survive and this Lease shall in all respects continue in full force and effect so long as no Event of Default has occurred and is continuing. Tenant shall not be named as a party defendant in any such foreclosure suit, except as may be required by law. Any Mortgage to which this Lease is now or hereafter subordinate shall provide, in effect, that during the time this Lease is in force and no Event of Default has occurred and is then continuing hereunder, insurance proceeds and any condemnation award shall be disbursed pursuant to the provisions of this Lease.

(b)          Notwithstanding the provisions of Section 16(a), the holder of the Mortgage to which this Lease is subject and subordinate shall have the right, at its sole option, at any time, to subordinate and subject the Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect.

(c)          At any time prior to the expiration of the Term, Tenant agrees, at the election and upon demand of any owner of the Leased Premises, or of a Lender who has granted non- disturbance to Tenant pursuant to Section 16(a) above, to attorn, from time to time, to any such owner or Lender, upon the terms and conditions of this Lease, for the remainder of the Term. The provisions of this Section 16(c) shall inure to the benefit of any such owner or Lender, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of the Mortgage, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.

(d)          Each of Tenant and Landlord agrees that, if requested by the other or by any Lender, each shall (and Landlord shall cause each Lender), without charge, enter into a Subordination, Non-Disturbance and Attornment Agreement, in substantially the form attached hereto as Exhibit C or such other commercially reasonable form reasonably requested by a Lender and reasonably acceptable to Landlord and Tenant, provided such agreement contains provisions relating to non- disturbance in accordance with the provisions of Section 16(a); the party requested to enter into a Subordination, Non-Disturbance and Attornment Agreement shall respond promptly, but in any event within ten (10) Business Days after receipt of the requested form of such agreement, with any comments thereto and, provided that such Subordination, Non-Disturbance and Attornment Agreement is in substantially the form attached hereto as Exhibit C or is otherwise reasonably acceptable to such party, thereafter shall promptly execute and deliver such agreement.

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17.	Assignment, Subleasing.

(a)         Without the consent of Landlord, Tenant may sublet (i) up to twenty-five percent (25%) of the rentable square footage of the Leased Premises, from time to time, to any Person, provided that such Person is not then the subject of any bankruptcy or insolvency proceeding, and
(ii) all or any portion of the Leased Premises from time to time to any Person that is a Qualified Transferee at the time of such sublease. Without the consent of Landlord, Tenant may assign its interest in this Lease to either a Qualified Transferee or to a Person that delivers a Replacement Lease Guaranty from a Qualified Transferee, provided that such assignee assumes this Lease and all obligations of Tenant hereunder arising from and after the date of such assignment; upon such assignment and assumption (and delivery of the Replacement Lease Guaranty, if applicable), the original tenant and Lease Guarantor shall be automatically released from all obligations under this Lease and the Lease Guaranty, as the case may be, with respect to circumstances or events occurring from and after the date of such assignment without further action by the parties. Notwithstanding the foregoing sentence, Landlord agrees to confirm such release in writing or otherwise execute a termination of the Lease Guaranty in form and substance reasonably acceptable to Landlord. Tenant may assign its interest in this Lease and may sublet the Leased Premises in whole or in part, from time to time, to any other Person with the prior written consent of Landlord, which consent shall not be unreasonably withheld or conditioned. The merger, consolidation or other combination of Tenant with another entity shall not require Landlord’s consent, provided that the surviving entity of such merger, consolidation or other combination becomes, by operation of law or otherwise, Tenant under this Lease. Additionally, Tenant shall be permitted to assign this Lease, without Landlord’s consent, to an entity that purchases all or substantially all of Tenant’s assets or to an entity that controls, is controlled by, or is under common control with Tenant, provided that such assignee assumes all of the obligations of Tenant hereunder, whether such obligations existed or accrued prior to, or exist or accrue as of or after, such assignment.

(b)          Each sublease of the Leased Premises or any part thereof shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, which shall remain the primary obligations of Tenant, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made, provided that an assignment of this Lease to, and assumption of this Lease by, a Qualified Transferee (or by a Person that provides a replacement Lease Guaranty to Landlord from a Qualified Transferee) shall cause such Person to become the new Tenant. No assignment or sublease shall impose any obligations on Landlord under this Lease except as otherwise provided in this Lease. Tenant agrees that in the case of an assignment of this Lease, Tenant shall, within fifteen (15) days after the execution and delivery of any such assignment, deliver to Landlord (i) a duplicate original of such assignment and (ii) an agreement executed and acknowledged by the assignee wherein the assignee shall agree to assume and to observe and perform all of the terms and provisions of this Lease on the part of the Tenant to be observed and performed from and after the date of such assignment. In the case of a sublease, Tenant shall, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord a duplicate original of such sublease.

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(c)          Upon the occurrence of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, which rents and other sums shall be applied to Tenant’s outstanding obligations under this Lease (and any excess shall be paid to Tenant unless and until this Lease is terminated) and Tenant hereby unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default. At such time, if any, as the Event of Default is cured, Landlord’s right to collect such rents and other sums pursuant to the foregoing sentence shall terminate until such time, if any, as another Event of Default occurs.

18.	Permitted Contests.

(a)          So long as no Event of Default has occurred and is continuing, after prior written notice to Landlord, Tenant shall not be required to (i) pay any Imposition, (ii) comply with any Legal Requirement, (iii) discharge or remove any Lien referred to in Section 9 or 12, or (iv) take any action with respect to any violation referred to in Section 11(b) so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (A) the collection of, or other realization upon, the Imposition or Lien so contested, (B) the sale, forfeiture or loss of any of the Leased Premises, any Basic Rent or any Additional Rent to satisfy the same or to pay any damages caused by the violation of any such Legal Requirement or by any such violation, (C) any interference with the use or occupancy of any of the Leased Premises, (D) any interference with the payment of any Basic Rent or any Additional Rent, and (E) the cancellation of any insurance policy required to be maintained under this Lease. Landlord shall reasonably cooperate with Tenant in connection with any such contest at Tenant’s sole cost and expense.

(b)          In no event shall Tenant pursue any contest with respect to any Imposition, Legal Requirement, Lien, or violation, referred to above in such manner that exposes Landlord or any Lender to (i) criminal liability, penalty or sanction, (ii) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and Lenders (which may include the requirement to post a bond therefor) or (iii) defeasance of its interest (including the subordination of the Lien of the Mortgage to a Lien to which such Mortgage is not otherwise subordinate prior to such contest) in the Leased Premises.

(c)          Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations. If requested by Landlord, Tenant shall deliver a bond, cash collateral or other surety in an amount sufficient to discharge any Lien of record related to such contest during the pendency thereof. Tenant shall pay and save each Indemnitee harmless against any and all losses, judgments, decrees and costs (including all reasonable attorneys’ fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

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19.	Conditional Limitations; Default Provisions.

(a)          If any Event of Default by Tenant shall have occurred and be continuing, Landlord shall have the right at its option, to do any one or more of the following: (i) terminate this Lease by written notice to Tenant and recover possession of the Leased Premises on the date set forth in such notice, which date shall be no sooner than thirty (30) days after the date of such notice, at which time Tenant shall surrender and deliver possession of the Leased Premises to Landlord in the condition required pursuant to this Lease, or (ii) continue this Lease in effect and recover Rent as it becomes due. Acts of maintenance or preservation or efforts to relet the Leased Premises or the appointment of a receiver upon initiative of Landlord does not constitute a termination of Tenant’s right to possession or the termination of this Lease, unless written notice of termination is given by Landlord to Tenant.

(b)          If an Event of Default by Tenant exists and is continuing, then the following clauses shall be in effect:

(i)         Landlord shall have the exclusive right to adjust and compromise claims under any insurance carried by Tenant for which Landlord is an additional insured or loss payee.

(ii)         All insurance proceeds and other proceeds related to any casualty or a Taking shall be paid to Lender to be applied in accordance with the documents governing its Loan, or if there is no Lender at such time, then to Landlord who may use such proceeds, at Landlord’s option exercised in its sole discretion, to apply to any amounts due and payable by Tenant under this Lease or apply same to the cost of Restoration.

(iii)        Mention in this Lease to a particular remedy shall not preclude Landlord from exercising any other remedy available at law or in equity, including, without limitation, the right of injunction. Tenant waives any right of redemption granted by applicable laws if Tenant is evicted or dispossessed of the Leased Premises as a result of an Event of Default. Notwithstanding anything to the contrary, neither Landlord nor Tenant shall be responsible for any incidental, special, punitive or consequential damages with respect to any matters related or arising from this Lease.

(c)          If Landlord terminates this Lease pursuant to this Section 19, Landlord may recover from Tenant, and Tenant shall pay to Landlord, on demand, as liquidated damages for Tenant’s default, the following amount:

(i)        all Basic Rent and Additional Rent payable by Tenant under this Lease prior to the date that Tenant surrenders the Leased Premises to Landlord in accordance with the provisions of this Lease that has not previously been paid by Tenant, including any default interest thereon, plus

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(ii)      the positive difference, if any, between (A) the Basic Rent reserved hereunder for the unexpired portion of the Term demised herein as if this Lease had not been terminated (the “Remainder Term”), discounted to present worth at the annual rate of seven and one-half percent (7.5%), and (B) the rent payable under any replacement lease entered into by Landlord for the Leased Premises for the Remainder Term, discounted to present worth at the annual rate of seven and on-half percent (7.5%), or if Landlord has not so relet the Leased Premises, the fair market rent for the Leased Premises, in its then condition, for the Remainder Term, discounted to present worth at the annual rate of seven and one-half percent (7.5%), in each case, such discounted amount net of all of Landlord’s reasonable expenses in connection with such reletting, including all reasonable repossession costs, brokerage commissions, legal expense, attorneys’ fees and expenses of preparation for reletting (it being understood that if the amount described in this clause (B) exceeds the amount set forth in clause (A), then the amount for this subparagraph (ii) shall be deemed to be zero); plus

(iii)      all out-of-pocket costs paid or payable by Landlord as a result of the related Event of Default or the exercise of its remedies hereunder, including any fees or other costs payable to Lender.

(d)          After repossession of the Leased Premises pursuant to the clauses above, Landlord shall use good faith and reasonable efforts to relet the Leased Premises or any part thereof to such tenant or tenants for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) for such rent, on such conditions (which may include concessions or free rent) and for such uses as Landlord, in its reasonable discretion, may determine; and Landlord shall collect and receive any rents payable by reason of such reletting. The rents received on such reletting shall be applied (A) first to the reasonable and actual expenses of such reletting and collection, including without limitation necessary renovation and alterations of the Leased Premises, reasonable attorneys’ fees and any reasonable real estate commissions paid, and (B) thereafter toward payment of all sums due or to become due Landlord hereunder. If a sufficient amount to pay such expenses and sums shall not be realized, then Tenant shall pay Landlord any such deficiency monthly, and Landlord may bring an action therefor as such monthly deficiency shall arise. Landlord shall not, in any event, be required to pay Tenant any sums received by Landlord on a reletting of the Leased Premises in excess of the Rent provided in this Lease, but such excess shall reduce any accrued present or future obligations of Tenant hereunder. Landlord’s re-entry and reletting of the Leased Premises without termination of this Lease shall not preclude Landlord from subsequently terminating this Lease as set forth above.

20.	Additional Rights of Landlord and Tenant.

(a)          Except as may be specifically provided herein, no right or remedy conferred upon or reserved to Landlord in this Lease is intended to be exclusive of any other right or remedy; and each and every right and remedy shall be cumulative and in addition to any other right or remedy contained in this Lease. No delay or failure by Landlord to enforce its rights under this Lease shall be construed as a waiver, modification or relinquishment thereof. In addition to the other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation or attempted or threatened violation of any of the provisions of this Lease, or to specific performance of any of the provisions of this Lease.

(b)         Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, any right and privilege which it or any of them may have under any present or future law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof.

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(c)        Anything herein to the contrary notwithstanding, Tenant may grant liens upon and security interests in the Tenant’s Trade Fixtures; accordingly, Landlord waives any landlord’s lien (whether statutory or common law) upon the Tenant’s Trade Fixtures. Landlord hereby waives any right to distrain or levy upon Trade Fixtures or any property of Tenant and any landlord’s lien or similar Lien upon Trade Fixtures and any other property of Tenant. Landlord agrees, at the request and expense of Tenant, to execute a waiver of any Landlord’s or similar Lien for the benefit of any present or future holder of a security interest in or lessor of any of Trade Fixtures or any other personal property of Tenant, provided that such waiver is in form and substance reasonably acceptable to Landlord. Landlord agrees to review any requested form of waiver provided by Tenant within ten (10) Business Days of receipt thereof.

(d)          (i)         Tenant agrees to pay to Landlord any and all reasonable costs and expenses incurred by Landlord in connection with any litigation or other action instituted by Landlord to enforce the obligations of Tenant under this Lease, to the extent that Landlord has prevailed in any such litigation or other action. Any amount payable by Tenant to Landlord pursuant to this Section 20(d)(i) shall be due and payable by Tenant to Landlord as Additional Rent within thirty (30) days after a final, non-appealable judgment or decision is rendered in favor of Landlord in such litigation or other action.

(ii)          Landlord agrees to pay to Tenant any and all reasonable costs and expenses incurred by Tenant in connection with any litigation or other action instituted by Tenant to enforce the obligations of Landlord under this Lease, to the extent that Tenant has prevailed in any such litigation or other action. Any amount payable by Landlord to Tenant pursuant to this Section 20(d)(ii) shall be due and payable within thirty (30) days after a final, non-appealable judgment or decision is rendered in favor of Tenant in such litigation or other action.

(e)          During the Term, except as may otherwise be expressly provided herein, Landlord shall not grant, convey or enter into any easement or other similar interest in the Leased Premises, or enter into any restriction to the Leased Premises, change in zoning or seek any variance, without procuring Tenant’s prior written consent, unless such grant, conveyance or other such action is required to be taken by Landlord pursuant to a Record Agreement or any Applicable Law, it being understood that nothing set forth in this Lease shall limit Landlord’s ability to grant a Mortgage on the Leased Premises without Tenant’s consent. Upon request by Tenant, Landlord shall grant, convey and enter into any easement affecting the Leased Premises, provided that any such easements do not materially and adversely affect the Leased Premises or impose any personal liability on Landlord (unless Tenant agrees to indemnify Landlord for such liability) and the form and substance of such easement is acceptable to Landlord in its reasonable discretion. Landlord shall, at no cost to Landlord, promptly execute such documents as may be reasonably required in connection with the granting of any such easements, and shall otherwise reasonably cooperate with Tenant in connection therewith.

21.         Notices. All notices, demands, requests and approvals pursuant to this Lease shall be in writing and shall be deemed to have been given for all purposes (i) four (4) days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, (ii) one (1) Business Day after having been sent for overnight delivery by a nationally recognized air courier service, (iii) on the day delivered, if personally delivered on a Business Day during business hours or (iv) for purposes of Section 6(c) only, on the day sent by electronic mail, if sent during business hours on a Business Day (or if not sent during such time, on the next Business Day) so long as receipt thereof is confirmed electronically and the same written notice is also sent by nationally recognized air courier service or messenger.

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To the Addresses stated below:
If to Landlord:

NS San Antonio TX Landlord, LLC
c/o SunTrust Equity Funding, LLC
3333 Peachtree Road, NE, 7th Floor
Atlanta, Georgia 30326
Attention: Chip Stansfield
Email: chip.stansfield@truist.com

If to Tenant:

NuStar Logistics, L.P.
19003 IH-10 West
San Antonio, Texas 78257
Attention: Thomas R. Shoaf, Executive Vice President and Chief
Financial Officer
Email: Tom.Shoaf@nustarenergy.com

If any Lender shall have advised Tenant by notice in the manner aforesaid that it is the holder of a Mortgage and states in said notice its address for the receipt of notices, then simultaneously with the giving of any notice by Tenant to Landlord, Tenant shall send a copy of such Notice to Lender in the manner aforesaid. For the purposes of this Section 21, any party may substitute its address by giving fifteen (15) days’ notice to the other party in the manner provided above. Any notice, demand and request may be given on behalf of any party by its counsel.

22.          Estoppel Certificates. Tenant shall at any time and from time to time, upon not less than ten (10) Business Days’ prior written request by Landlord, execute and deliver an estoppel certificate in substantially the form attached hereto as Exhibit D or such other form as may be reasonably requested by Landlord. It is intended that any such statements may be relied upon by Lenders or potential Lenders, by the recipient of such statements or their assignees and/or by any prospective purchaser or assignee of the Leased Premises or of the membership interests in Landlord.

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23.	Surrender and Holding Over.

(a)         Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord. Tenant shall remove from the Leased Premises on or prior to such expiration or earlier termination the Trade Fixtures and personal property which is owned by Tenant or third parties other than Landlord, and Tenant at its expense shall, on or prior to such expiration or earlier termination, repair any damage caused by such removal. Trade Fixtures and personal property not so removed at the expiration of the Term or within thirty days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be borne by Tenant. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination.

(b)          Any holding over by Tenant of the Leased Premises after the expiration or earlier termination of the term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as tenancy from month to month only, at one hundred twenty-five percent (125%) of the Basic Rent in effect immediately prior to such expiration or termination for the first three (3) months and at one hundred fifty percent (150%) of the Basic Rent in effect immediately prior to such expiration or termination thereafter and upon the same terms and conditions as contained in this Lease. Notwithstanding the foregoing, any holding over without Landlord’s consent shall entitle Landlord, in addition to collecting Basic Rent at the rate set forth in the previous sentence, to exercise all rights and remedies provided by law or in equity, including the remedies of Section 19(b). Additionally Tenant shall indemnify and hold Landlord harmless from and against all Claims incurred by Landlord as a result of such holding over.

24.         No Merger of Title. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Leased Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate and (b) the fee estate or ownership of any of the Leased Premises or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease and (ii) the fee estate in or ownership of the Leased Premises or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

25.	Definition of Landlord.

(a)          Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Leased Premises or condemnation, property insurance or sale proceeds related thereto, and shall not be enforced against the Landlord individually or personally, or against any member or other Affiliate of Landlord.

(b)          The term “Landlord” as used in this Lease so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises or holder of the Mortgage in possession at the time in question of the Leased Premises and in the event of any transfer or transfers of the title of the Leased Premises, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer and conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed (but shall remain liable with respect to all such liability arising from events or circumstances existing prior to the date of such transfer).

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26.	Hazardous Materials.

(a)          Tenant agrees that it will not on, about, or under the Leased Premises, manufacture, Release, treat, store, use, generate or dispose of any Hazardous Materials, except in the ordinary course of business of Tenant and in accordance with all Applicable Laws. Tenant covenants that it will at all times comply with each applicable Environmental Law.

(b)          To the extent required by any Environmental Laws, Tenant shall remove any Hazardous Materials, whether now or hereafter existing on the Leased Premises during the Term, and shall remediate any damage or harm caused by such Hazardous Materials.

(c)          Tenant agrees that it will not install any underground storage tank at the Leased Premises without specific, prior written approval from Landlord.

27.          Entry by Landlord. Subject to Tenant’s reasonable security requirements, Landlord and its authorized representatives shall have the right upon reasonable notice (which shall be not less than three (3) Business Days except in the case of emergency) to enter the Leased Premises at all reasonable business hours (and at all other times in the event of an emergency): (a) for the purpose of inspecting the same or for the purpose of doing any work under Section 11(c), and may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord to make any such inspection or do any such work), and (b) for the purpose of showing the Leased Premises to prospective purchasers, lenders and mortgagees and, at any time within eighteen (18) months prior to the expiration of the Term of this Lease, for the purpose of showing the same to prospective tenants. No such entry shall constitute an eviction of Tenant, but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation. Tenant may have a representative of Tenant present at all times during any such inspection.

28.          No Usury. The intention of the parties being to conform strictly to the applicable usury laws, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.

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29.         Financial Statements. Tenant hereby agrees to deliver to Landlord either in print or in electronic form, all of the following financial statements: (i) quarterly financial statements for Lease Guarantor no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each of the first three fiscal quarters of each fiscal year as well as the financial statements of the Tenant, which will be provided as a separate document in addition to the Form 10-Q, all certified by Tenant’s or Lease Guarantor’s, as the case may be, chief financial or accounting officer or treasurer as presenting fairly in all material respects the financial condition and results of operations of the Lease Guarantor and its consolidated subsidiaries, including the Tenant, in accordance with GAAP consistently applied except for the lack of footnotes with respect to the Tenant, and (ii) annual financial statements for Lease Guarantor no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each fiscal year of the Lease Guarantor, the Lease Guarantor’s most recent annual report on Form 10-K, which includes the consolidated financial statements of the Lease Guarantor, reported on by an independent certified public accountant, as well as the financial statements of the Tenant, which will be provided as a separate document in addition to the Form 10-K, all certified by Tenant’s or Lease Guarantor’s, as the case may be, chief financial or accounting officer or treasurer as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Lease Guarantor and its consolidated subsidiaries, including the Tenant, in accordance with GAAP consistently applied except for the lack of footnotes with respect to the Tenant. If Lease Guarantor is not a public reporting company, then Tenant hereby agrees to deliver to Landlord either in print or in electronic form, all of the following financial statements, which shall be prepared in accordance with GAAP: (i) quarterly financial statements for Tenant and for Lease Guarantor within forty-five (45) days of the end of each fiscal quarter, certified by Tenant’s or Lease Guarantor’s, as the case may be, chief financial or accounting officer or treasurer, and (ii) annual financial statements for Lease Guarantor, audited by an independent certified public accountant, and annual financial statements of Tenant, certified by Tenant’s chief financial or accounting officer or treasurer, within one hundred twenty (120) days after the end of each fiscal year.

30.         Separability. Each and every covenant and agreement contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement, and the breach of any such covenant or agreement by Landlord shall not discharge or relieve Tenant from its obligation to perform the same. If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.

31.        Tenant Leasehold Mortgages. Anything herein to the contrary notwithstanding, Tenant may grant leasehold mortgages upon its leasehold estate. Landlord shall execute any commercially reasonable agreement requested by Tenant’s leasehold mortgagee in order to evidence Landlord’s consent, which agreement shall include provisions (i) granting notice and cure rights to such leasehold mortgagee with respect to Landlord’s intention to terminate this Lease as a result of a Tenant default hereunder, and (ii) granting succession rights to such leasehold mortgagee pursuant to which Landlord shall agree that upon any termination of this Lease after an Event of Default, Landlord shall upon request by the leasehold mortgagee enter into a new lease agreement, in form and content substantially similar to this Lease, with Tenant’s leasehold mortgagee for the balance of the unexpired Term, including Renewal Options, provided, that Tenant’s leasehold mortgagee: (A) has cured all defaults under the Lease which can be cured by the payment of money (excepting any amount payable as result of acceleration of rent by Landlord), (B) makes such request within thirty (30) days of such termination, (C) will cause the Leased Premises to be operated as a Permitted Use and (D) pays all of Landlord’s and Lender’s reasonable and actual attorneys’ fees in connection with such new lease. Tenant shall reimburse Landlord for all reasonable and actual attorneys’ fees incurred by Tenant in connection with the review, negotiation and execution of any such agreement with a leasehold mortgagee within ten (10) Business Days of receipt by Tenant of an invoice therefor.Miscellaneous.

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(a)          The Section headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(b)         As used in this Lease the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including but not limited to”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; and (iii) “obligation” shall mean “obligation, duty, agreement, liability, covenant or condition”.

(c)          Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Any act which Tenant is required to perform under this Lease shall be performed at Tenant’s sole cost and expense.

(d)          This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by both parties. This Lease embodies the entire agreement and understanding between Tenant and Landlord with respect to the transactions contemplated hereby and supersede all other agreements and understandings between Tenant and Landlord with respect to the subject matter thereof. This Lease represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of Tenant and Landlord or any course of prior dealings. There are no unwritten oral agreements between the parties.

(e)          The covenants of this Lease shall run with the Land and bind Tenant, the successors and assigns of Tenant and all present and subsequent encumbrances and subtenants of any of the Leased Premises, and shall inure to the benefit of and bind Landlord, its successors and assigns.

(f)          This Lease will be simultaneously executed in several counterparts, each of which when so executed and delivered shall constitute an original, fully enforceable counterpart for all purposes. Executed copies of this Lease distributed in a pdf or similar format shall constitute originals thereof.

(g)          This Lease shall be governed by and construed according to the laws of the State in which the Leased Premises is located.

(h)      TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAWS, LANDLORD AND TENANT IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LEASE AND ANY COUNTERCLAIM THEREUNDER.

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(i)           Time is expressly declared to be of the essence of this Lease. Notwithstanding the foregoing, neither party shall be required to perform any obligation in this Lease so long as the performance of the obligation is prevented by an act of nature, any circumstances outside of such party’s reasonable control; provided, however, that the foregoing shall not excuse the payment of Rent or any other sum of money required to be paid pursuant to this Lease. Acts of nature and circumstances beyond a party’s reasonable control may include (but are not limited to): strikes, lockouts, sit downs, pandemics and epidemics, material or labor restrictions by any governmental authority, unusual transportation delays, riots, floods, washouts, explosions, earthquakes, fires, storms, weather (including wet or inclement weather which prevents constructions), acts of the public enemy, wars or insurrections.

(j)          Tenant hereby represents and warrants that neither Tenant nor any of its Affiliates is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) the anti-money laundering provisions of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law November 26, 2001) (the “USA Patriot Act”) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq and any other laws relating to terrorism or money laundering.

[signatures appear on following page]

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IN WITNESS WHEREOF, each of Landlord and Tenant have caused this Lease to be executed by its respective duly authorized officer as of the day and year first above written.

LANDLORD:

NS SAN ANTONIO TX LANDLORD, LLC,
a Delaware limited liability company

By: STEF NLIP, LLC, a Delaware limited liability company, its manager

By: SunTrust Equity Funding, LLC, a Delaware limited liability company, its manager

By:	/s/ Allison McLeod
Name: Allison McLeod
Title: Manager

TENANT:

NUSTAR LOGISTICS L.P., a Delaware
limited partnership

By: NuStar GP, Inc., a Delaware corporation, its general partner

By:	/s/ Thomas R. Shoaf
Name: Thomas R. Shoaf
Title: Executive Vice President and Chief Financial Officer

LEASE AGREEMENT

S-1

EXHIBIT A

Legal Description

A 23.947 acre, or 1,043,130 square feet more or less, tract of land out of Lot 8, Block 5, The Rim, Unit-14 recorded in Volume 9611, Page 113 of the Deed and Plat Records of Bexar County, Texas, in New City Block 14747 of the City of San Antonio, Bexar County, Texas. Said 23.947 acre tract being more fully described as follows, with bearings based on the Texas Coordinate System established for the South Central Zone from the North American Datum of 1983 NAD 83 (NA2011) epoch 2010.00:

BEGINNING:
At a set ½” iron rod with a yellow cap stamped “Pape-Dawson” at the east corner of said Lot 8, the north corner of Lot 7, Block 5, Overlook at the Rim recorded in Volume 9609, Pages 145-146 of the Deed and Plat Records of Bexar County, Texas, on the southwest right-of-way line of Talavera Ridge, a 60-foot public right-of-way dedicated in Volume 9577, Pages 80-81 of the Deed and Plat Records of Bexar County, Texas;

THENCE:
S 52°28’02” W, departing the southwest right-of-way line of said Talavera Ridge, along and with the southeast line of said Lot 8, the northwest line of said Lot 7, a distance of 904.19 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

THENCE:
S 89°41’50” W, along and with a south line of said Lot 8, a north line of said Lot 7, a distance of 209.67 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson” at the northwest corner of said Lot 7, the northeast corner of Lot 12, Block 5, The Rim, Unit-15 recorded in Volume 9646, Page 127 of the Deed and Plat Records of Bexar County, Texas, and the southeast corner of Lot 14, Block 5, The Rim, Unit 15 MPCD recorded in Volume 9646, Page 127 of the Deed and Plat Records of Bexar County, Texas;

THENCE:	Along and with the southwest lines of said Lot 8, the northeast lines of said Lot 14, the following bearings and distances:

N 63°58’37” W, a distance of 261.20 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 47°40’47” W, a distance of 364.28 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 38°34’27” W, a distance of 118.46 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson” at the north corner of said Lot 14, the east corner of Lot 15, Block 5, The Rim, Unit-16 recorded in Volume 9646, Page 175 of the Deed and Plat Records of Bexar County, Texas;

THENCE:	Along and with the east line of said Lot 15, continuing along and with a west line of said Lot 8, the following bearings and distances:

N 26°58’29” W, a distance of 66.41 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 12°35’02” W, a distance of 64.74 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 01°09’48” W, a distance of 103.65 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson” at the northeast corner of said Lot 15, a reentrant corner of said Lot 8;

THENCE:
S 73°48’32” W, along and with a south line of said Lot 8, the north line of said Lot 15, a distance of 259.88 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson” at a southwest corner of said Lot 8, the northwest corner of said Lot 15, on the east right-of-way line of Interstate Highway 10, a variable width public right-of-way;

THENCE:
N 16°11’28” W, along and with the west line of said Lot 8, the east right-of-way line of said Interstate Highway 10, a distance of 484.50 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson” at the northwest corner of said Lot 8;

THENCE:
N 73°48’32” E, departing the east right-of-way line of said Interstate Highway, along and with a north line of said Lot 8, a distance of 100.00 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson” at the northwest corner of a called 3.874 acre tract conveyed to Old Camp Bullis Partners, Ltd. by deed recorded in Volume 13631, Page 1646 of the Official Public Records of Bexar County, Texas, and the southwest terminus of Old Camp Bullis Road, a variable width private street conveyed to The United States of America by deed recorded in Volume 1376, Page 555 of the Deed Records of Bexar County, Texas;

THENCE:
S 16°11’28” E, along and with an east line of said Lot 8, the west line of said called 3.874 acre tract, a distance of 23.62 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson” at the southwest corner of said called 3.874 acre tract, the west corner of a called 0.10 acre tract conveyed to Old Camp Bullis Partners by deed recorded in Volume 14671, Page 1066 of the DPR;

THENCE:
N 89°47’18” E, along and with the north line of said Lot 8 and the south line of said called 0.10 acre tract, a common line, a distance of 400.00 feet to a point, from which a found mag nail with washer stamped “Pape-Dawson” bears N 36°58’39” W, a distance of 0.19 feet;

A-2

THENCE:	N 89°55’33” E, continuing along and with said common line, a distance of

511.00 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”, from which a set ½” iron rod with a yellow cap stamped “Pape-Dawson” at the northeast corner of said Lot 8, the southeast corner of said called 3.874 acre tract, on the west right-of-way line of said Talavera Ridge bears N 89°55’33” E, a distance of 592.31 feet;

THENCE:	Departing said common line, over and across said Lot 8, the following bearings and distances:

S 15°00’24” E, a distance of 335.76 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 88°17’19” E, a distance of 88.24 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

S 15°37’47” E, a distance of 365.58 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

S 24°12’05” E, a distance of 5.00 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 65°47’55” E, a distance of 208.23 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 52°50’03” E, a distance of 72.65 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 63°13’54” E, a distance of 143.50 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

Northeasterly, along a tangent curve to the right, said curve having a radius of 150.00 feet, a central angle of 43°33’17”, a chord bearing and distance of N 85°00’32” E, 111.30 feet, for an arc length of 114.03 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

S 73°12’49” E, a distance of 41.73 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 15°36’41” W, a distance of 33.94 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 74°23’19” E, a distance of 15.37 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

A-3

S 36°20’49” E, a distance of 47.74 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

Northeasterly, along a non-tangent curve to the left, said curve having a radius of 85.50 feet, a central angle of 08°41’32”, a chord bearing and distance of N 52°49’06” E, 12.96 feet, for an arc length of 12.97 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

Northeasterly, along a non-tangent curve to the left, said curve having a radius of 40.46 feet, a central angle of 46°37’32”, a chord bearing and distance of N 28°09’04” E, 32.03 feet, for an arc length of 32.93 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

THENCE:
Southeasterly, along a non-tangent curve to the left, said curve having a radius of 1530.00 feet, a central angle of 03°34’55”, a chord bearing and distance of S 38°59’06” E, 95.63 feet, for an arc length of 95.65 feet to the POINT OF BEGINNING and containing 23.947 acres in the City of San Antonio, Bexar County, Texas. Said tract being described in conjunction with a survey made on the ground and a survey map prepared under job number 7356-20 by Pape- Dawson Engineers, Inc.

A-4

EXHIBIT B

BASIC RENT

Basic Rent for the Initial Term is due commencing on the Closing Date and on each Basic Rent Payment Date thereafter during the Initial Term in an amount equal to the amount for such Basic Rent Payment Date set forth on Schedule I attached hereto.

Basic Rent for the initial year of any Renewal Term shall be equal to the Fair Market Value Rent for such Renewal Term; annual Basic Rent for each subsequent year of such Renewal Term shall be equal to 102.5% of the annual Basic Rent for the immediately preceding year.

“Fair Market Value Rent” shall mean the prevailing market rental rate (stated in the form of an annual net rent per square foot of rentable area) that a willing tenant would pay, and a willing landlord would accept, at the time of determination in arm’s length, bona fide negotiations for a comparable, contemporaneous office lease transaction for the Leased Premises for the applicable Renewal Term. The determination of the Fair Market Rental Rate will be based upon a comparison of the terms of this Lease that will be applicable during the ensuing Renewal Term to other lease transactions in comparable class A office buildings, with appropriate adjustments as necessary to equate the comparable leases with the applicable terms of this Lease, taking into consideration all relevant factors, including, without limitation, (i) the annual rental rates and operating expense costs per square foot, (ii) the extent of the tenant’s liability for the performance of the covenants set forth in the lease, (iii) abatement provisions reflecting free rent or no rent subsequent to the commencement date as to the premises in question, (iv) length of the lease term, (v) size (provided that each comparable lease transaction involves no less than 50,000 square feet of rentable area of space), age, quality (including the quality of building systems), layout, site improvements, and location of rentable area of premises being leased, (vi) building standard work letter or tenant improvement allowances and architectural and/or engineering allowances, if any, (vii) other tenant concessions such as leasing commissions paid to the tenants’ brokers or agents (to the extent not already taken into account in item (i) above), lease assumptions and/or moving allowances, if any, (viii) whether or not such comparable tenants (1) have previously occupied the property, (2) have an equity interest in the property, (3) are leasing the property directly from its owner (as distinguished from subleasing from a tenant), or (4) have a comparable creditworthiness to that of Tenant as of the date of determination of the Fair Market Rental Rate, (ix) the time the particular rate under consideration was agreed upon and become or is to become effective, (x) the reimbursement of operating expenses and capital expenditures; (xi) the extent of services provided or to be provided, and (xii) other generally applicable conditions of tenancy for such comparable transactions.

B-1

“Appraisal Procedure” means the following procedure: Landlord shall designate an independent MAI appraiser within thirty (30) days after the Outside Agreement Date. Within thirty (30) days after selection of Landlord’s appraiser, Landlord shall notify Tenant of the determination made by Landlord’s appraiser with respect to the Fair Market Value Rent of the Leased Premises. Tenant shall then have twenty (20) days to dispute such determination and to select its own independent MAI appraiser. In the event that Tenant fails to select its appraiser within such twenty (20) day period, the determination of Landlord’s appraiser shall constitute the Fair Market Value Rent. Within twenty (20) days after the selection of Tenant’s appraiser, the two appraisers shall meet and attempt to agree as to the Fair Market Value Rent for the Leased Premises. In the event that such appraisers are unable to agree as to such Fair Market Value Rent then: (i) if the difference between the two determinations is less than five percent (5%) of the lower determination, then the average of the two determinations shall be deemed to constitute the Fair Market Value Rent; or (ii) if the difference between the two determinations is equal to or greater than five percent (5%) of the lower determination, then the two appraisers shall jointly select a third independent MAI appraiser, within ten (10) days following the expiration of such twenty (20) day period, which appraiser shall select which of the determinations of the first two appraisers shall constitute the Fair Market Value Rent within thirty (30) days after his or her appointment. If the first two appraisers cannot so agree on the third MAI appraiser, then either Landlord or Tenant may elect to have the third MAI appraiser appointed by the San Antonio chapter of the American Arbitration Association, or, if it refuses to act, any Federal District Judge for the District Court where the Leased Premises is located. Such third appraiser shall not have the right to vary or modify the determinations of the appraisers selected by Landlord and Tenant. Any appraiser selected by Tenant or Landlord must have at least ten (10) years’ experience in appraising commercial office real estate in the area in which the Leased Premises is located. The third appraiser shall not have been employed or used by Landlord or Tenant or any of their Affiliates within the five (5) year period preceding the date such third appraiser is retained. The appraisers shall not have the right to amend, modify or vary any of the terms of this Lease and the determination of the appraisers shall be final, binding and conclusive upon Landlord and Tenant.

B-2

SCHEDULE I

Basic Rent

Date	Month	Basic Rent (in U.S. Dollars)
4/1/2023	1	$536,666.67
5/1/2023	2	$536,666.67
6/1/2023	3	$536,666.67
7/1/2023	4	$536,666.67
8/1/2023	5	$536,666.67
9/1/2023	6	$536,666.67
10/1/2023	7	$536,666.67
11/1/2023	8	$536,666.67
12/1/2023	9	$536,666.67
1/1/2024	10	$536,666.67
2/1/2024	11	$536,666.67
3/1/2024	12	$536,666.67
4/1/2024	13	$550,083.33
5/1/2024	14	$550,083.33
6/1/2024	15	$550,083.33
7/1/2024	16	$550,083.33
8/1/2024	17	$550,083.33
9/1/2024	18	$550,083.33
10/1/2024	19	$550,083.33
11/1/2024	20	$550,083.33
12/1/2024	21	$550,083.33
1/1/2025	22	$550,083.33
2/1/2025	23	$550,083.33
3/1/2025	24	$550,083.33
4/1/2025	25	$563,835.42
5/1/2025	26	$563,835.42
6/1/2025	27	$563,835.42
7/1/2025	28	$563,835.42
8/1/2025	29	$563,835.42
9/1/2025	30	$563,835.42
10/1/2025	31	$563,835.42
11/1/2025	32	$563,835.42

Sch A-1

12/1/2025	33	$563,835.42
1/1/2026	34	$563,835.42
2/1/2026	35	$563,835.42
3/1/2026	36	$563,835.42
4/1/2026	37	$577,931.30
5/1/2026	38	$577,931.30
6/1/2026	39	$577,931.30
7/1/2026	40	$577,931.30
8/1/2026	41	$577,931.30
9/1/2026	42	$577,931.30
10/1/2026	43	$577,931.30
11/1/2026	44	$577,931.30
12/1/2026	45	$577,931.30
1/1/2027	46	$577,931.30
2/1/2027	47	$577,931.30
3/1/2027	48	$577,931.30
4/1/2027	49	$592,379.58
5/1/2027	50	$592,379.58
6/1/2027	51	$592,379.58
7/1/2027	52	$592,379.58
8/1/2027	53	$592,379.58
9/1/2027	54	$592,379.58
10/1/2027	55	$592,379.58
11/1/2027	56	$592,379.58
12/1/2027	57	$592,379.58
1/1/2028	58	$592,379.58
2/1/2028	59	$592,379.58
3/1/2028	60	$592,379.58
4/1/2028	61	$607,189.07
5/1/2028	62	$607,189.07
6/1/2028	63	$607,189.07
7/1/2028	64	$607,189.07
8/1/2028	65	$607,189.07
9/1/2028	66	$607,189.07
10/1/2028	67	$607,189.07
11/1/2028	68	$607,189.07
12/1/2028	69	$607,189.07
1/1/2029	70	$607,189.07
2/1/2029	71	$607,189.07
3/1/2029	72	$607,189.07
4/1/2029	73	$622,368.80

Sch A-2

5/1/2029	74	$622,368.80
6/1/2029	75	$622,368.80
7/1/2029	76	$622,368.80
8/1/2029	77	$622,368.80
9/1/2029	78	$622,368.80
10/1/2029	79	$622,368.80
11/1/2029	80	$622,368.80
12/1/2029	81	$622,368.80
1/1/2030	82	$622,368.80
2/1/2030	83	$622,368.80
3/1/2030	84	$622,368.80
4/1/2030	85	$637,928.02
5/1/2030	86	$637,928.02
6/1/2030	87	$637,928.02
7/1/2030	88	$637,928.02
8/1/2030	89	$637,928.02
9/1/2030	90	$637,928.02
10/1/2030	91	$637,928.02
11/1/2030	92	$637,928.02
12/1/2030	93	$637,928.02
1/1/2031	94	$637,928.02
2/1/2031	95	$637,928.02
3/1/2031	96	$637,928.02
4/1/2031	97	$653,876.22
5/1/2031	98	$653,876.22
6/1/2031	99	$653,876.22
7/1/2031	100	$653,876.22
8/1/2031	101	$653,876.22
9/1/2031	102	$653,876.22
10/1/2031	103	$653,876.22
11/1/2031	104	$653,876.22
12/1/2031	105	$653,876.22
1/1/2032	106	$653,876.22
2/1/2032	107	$653,876.22
3/1/2032	108	$653,876.22
4/1/2032	109	$670,223.13
5/1/2032	110	$670,223.13
6/1/2032	111	$670,223.13
7/1/2032	112	$670,223.13
8/1/2032	113	$670,223.13
9/1/2032	114	$670,223.13

Sch A-3

10/1/2032	115	$670,223.13
11/1/2032	116	$670,223.13
12/1/2032	117	$670,223.13
1/1/2033	118	$670,223.13
2/1/2033	119	$670,223.13
3/1/2033	120	$670,223.13
4/1/2033	121	$686,978.71
5/1/2033	122	$686,978.71
6/1/2033	123	$686,978.71
7/1/2033	124	$686,978.71
8/1/2033	125	$686,978.71
9/1/2033	126	$686,978.71
10/1/2033	127	$686,978.71
11/1/2033	128	$686,978.71
12/1/2033	129	$686,978.71
1/1/2034	130	$686,978.71
2/1/2034	131	$686,978.71
3/1/2034	132	$686,978.71
4/1/2034	133	$704,153.17
5/1/2034	134	$704,153.17
6/1/2034	135	$704,153.17
7/1/2034	136	$704,153.17
8/1/2034	137	$704,153.17
9/1/2034	138	$704,153.17
10/1/2034	139	$704,153.17
11/1/2034	140	$704,153.17
12/1/2034	141	$704,153.17
1/1/2035	142	$704,153.17
2/1/2035	143	$704,153.17
3/1/2035	144	$704,153.17
4/1/2035	145	$721,757.00
5/1/2035	146	$721,757.00
6/1/2035	147	$721,757.00
7/1/2035	148	$721,757.00
8/1/2035	149	$721,757.00
9/1/2035	150	$721,757.00
10/1/2035	151	$721,757.00
11/1/2035	152	$721,757.00
12/1/2035	153	$721,757.00
1/1/2036	154	$721,757.00
2/1/2036	155	$721,757.00

Sch A-4

3/1/2036	156	$721,757.00
4/1/2036	157	$739,800.93
5/1/2036	158	$739,800.93
6/1/2036	159	$739,800.93
7/1/2036	160	$739,800.93
8/1/2036	161	$739,800.93
9/1/2036	162	$739,800.93
10/1/2036	163	$739,800.93
11/1/2036	164	$739,800.93
12/1/2036	165	$739,800.93
1/1/2037	166	$739,800.93
2/1/2037	167	$739,800.93
3/1/2037	168	$739,800.93
4/1/2037	169	$758,295.95
5/1/2037	170	$758,295.95
6/1/2037	171	$758,295.95
7/1/2037	172	$758,295.95
8/1/2037	173	$758,295.95
9/1/2037	174	$758,295.95
10/1/2037	175	$758,295.95
11/1/2037	176	$758,295.95
12/1/2037	177	$758,295.95
1/1/2038	178	$758,295.95
2/1/2038	179	$758,295.95
3/1/2038	180	$758,295.95
4/1/2038	181	$777,253.35
5/1/2038	182	$777,253.35
6/1/2038	183	$777,253.35
7/1/2038	184	$777,253.35
8/1/2038	185	$777,253.35
9/1/2038	186	$777,253.35
10/1/2038	187	$777,253.35
11/1/2038	188	$777,253.35
12/1/2038	189	$777,253.35
1/1/2039	190	$777,253.35
2/1/2039	191	$777,253.35
3/1/2039	192	$777,253.35
4/1/2039	193	$796,684.68
5/1/2039	194	$796,684.68
6/1/2039	195	$796,684.68
7/1/2039	196	$796,684.68

Sch A-5

8/1/2039	197	$796,684.68
9/1/2039	198	$796,684.68
10/1/2039	199	$796,684.68
11/1/2039	200	$796,684.68
12/1/2039	201	$796,684.68
1/1/2040	202	$796,684.68
2/1/2040	203	$796,684.68
3/1/2040	204	$796,684.68
4/1/2040	205	$816,601.80
5/1/2040	206	$816,601.80
6/1/2040	207	$816,601.80
7/1/2040	208	$816,601.80
8/1/2040	209	$816,601.80
9/1/2040	210	$816,601.80
10/1/2040	211	$816,601.80
11/1/2040	212	$816,601.80
12/1/2040	213	$816,601.80
1/1/2041	214	$816,601.80
2/1/2041	215	$816,601.80
3/1/2041	216	$816,601.80
4/1/2041	217	$837,016.85
5/1/2041	218	$837,016.85
6/1/2041	219	$837,016.85
7/1/2041	220	$837,016.85
8/1/2041	221	$837,016.85
9/1/2041	222	$837,016.85
10/1/2041	223	$837,016.85
11/1/2041	224	$837,016.85
12/1/2041	225	$837,016.85
1/1/2042	226	$837,016.85
2/1/2042	227	$837,016.85
3/1/2042	228	$837,016.85
4/1/2042	229	$857,942.27
5/1/2042	230	$857,942.27
6/1/2042	231	$857,942.27
7/1/2042	232	$857,942.27
8/1/2042	233	$857,942.27
9/1/2042	234	$857,942.27
10/1/2042	235	$857,942.27
11/1/2042	236	$857,942.27
12/1/2042	237	$857,942.27
1/1/2043	238	$857,942.27
2/1/2043	239	$857,942.27
3/1/2043	240	$857,942.27

Sch A-6

EXHIBIT C

Form of Subordination, Non-Disturbance and Attornment Agreement

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

Dated:____________________ , 20__

Location:

County:

PREPARED BY AND UPON
RECORDATION RETURN TO:

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of_______________________ , 20__ by and between the undersigned lender, having an address at _____________________________ (together with its any of its successors and/or assigns, “Lender”) and NUSTAR LOGISTICS, L.P., a Delaware limited partnership, having an address at ________________________________ (“Tenant”).

RECITALS:

A.          Lender has made a loan to Landlord (defined below), which Loan is given pursuant to the terms and conditions of a [Loan Agreement] between Lender and Landlord (as amended from time to time, the “Loan Agreement”). The Loan is evidenced by a certain promissory note given by Landlord to Lender (the “Note”) and secured by a certain mortgage, deed of trust or deed to secure debt dated as of even date with the Note, given by Landlord to Lender (the “Security Instrument”), which encumbers the fee estate of Landlord in certain premises described in Exhibit A attached hereto (the “Property”);

B.          Tenant occupies the Property under and pursuant to the provisions of that certain Lease Agreement, dated as of March 21, 2023 (as amended, supplemented and otherwise modified from time to time, the “Lease”) between _____________________________ (as successor in interest to NS San Antonio TX Landlord, LLC), as landlord (“Landlord”), and Tenant, as tenant; and

C.          Tenant has agreed to subordinate the Lease to the Security Instrument and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease, in each case on the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, Tenant and Lender agree as follows:

1.          Subordination. Tenant agrees, subject to the terms and conditions of this Agreement, that the Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to the Security Instrument and to the lien thereof and all terms, covenants and conditions set forth in the Security Instrument and the Loan Agreement, including without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby with the same force and effect as if the Security Instrument and Loan Agreement had been executed, delivered and (in the case of the Security Instrument) recorded prior to the execution and delivery of the Lease.

2.          Non-Disturbance. Lender agrees that if any action or proceeding is commenced by Lender for the foreclosure of the Security Instrument or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the premises demised thereunder. The sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note, the Security Instrument and the Loan Agreement shall be made subject to all rights of Tenant under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights the Lease shall be in full force and effect and Tenant shall not be in default under any of the terms, covenants or conditions of the Lease on Tenant’s part to be observed or performed beyond the expiration of any applicable notice or grace periods.

3.         Attornment. Lender and Tenant agree that upon the conveyance of the Property by reason of the foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between the transferee of the Property (the “Transferee”) and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to the Transferee and the Transferee shall accept such attornment, provided, however, that the Transferee shall not be:

A.          liable for Landlord’s failure to perform any of its obligations under the Lease which have accrued prior to the date on which the Transferee shall become the owner of the Property;

B.          subject to any offsets, defenses, abatements or counterclaims which shall have accrued to Tenant against Landlord prior to the date upon which the Transferee shall become the owner of the Property, unless Tenant shall have provided Lender with notice of the applicable default that gave rise to such offset or defense, and the opportunity to cure the same, in accordance with the terms of Section 6 below;

C.         liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with the Lease unless such sums are actually received by the Transferee;

D.         bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any prior Landlord unless (i) such sums are actually received by the Transferee or (ii) such prepayment shall have been expressly approved of by the Transferee; or

E.         bound by any agreement amending, modifying or terminating the Lease made without the Lender’s prior written consent prior to the time the Transferee succeeded to Landlord’s interest.

4.           Notice to Tenant. After written notice is given to Tenant by Lender that the Landlord is in default under the Note and the Security Instrument and that the rentals under the Lease should be paid to Lender pursuant to the terms of the assignment of leases and rents executed and delivered by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender or as directed by the Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

5.          Lender’s Consent. Tenant shall not, without obtaining the prior written consent of Lender, (a) enter into any agreement materially amending, materially modifying or terminating the Lease, or (b) prepay any of the rents, additional rents or other sums due to Landlord under the Lease for more than one (1) month in advance of the due dates thereof; and any such amendment, modification, termination or prepayment, without Lender’s prior consent, shall not be binding upon Lender.

6.          Lender to Receive Notices. Tenant shall notify Lender of any default by Landlord under the Lease of which Tenant has actual knowledge which would entitle Tenant to cancel the Lease or to an abatement of the rents, additional rents or other sums payable thereunder, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof or of such an abatement shall be effective unless Lender shall have received notice of default giving rise to such cancellation or abatement and shall have failed within thirty (30) days after receipt of such notice to cure such default, or if such default cannot be cured within thirty (30) days, shall have failed within thirty (30) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default.

7.          Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) if delivered in person, (ii) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Tenant:         NuStar Logistics, L.P.

Attention:
Email:

If to Lender:

or addressed as such party may from time to time designate by written notice to the other parties. Any such notice or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

8.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender and Tenant and their respective successors and assigns.

9.           Definitions. The term “Lender” as used herein shall include the successors and assigns of Lender and any person, party or entity which shall become the owner of the Property by reason of a foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or otherwise. The term “Landlord” as used herein shall mean and include the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease, but shall not mean or include Lender. The term “Property” as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Security Instrument.

10.        No Verbal Modifications. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

11.        Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State where the Property is located.

12.       Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

13.       Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

14.         Further Acts. Tenant will, at the cost of Landlord, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts and assurances as Lender shall, from time to time, reasonably require, for the better assuring and confirming unto Lender of the property and rights hereby intended, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement.

15.        Limitations on Lender’s Liability. In no event shall Lender or any purchaser of the Property at foreclosure sale or any grantee of the Property named in a deed-in-lieu of foreclosure, nor any heir, legal representative, successor or assignee of Lender or any such purchaser or grantee (collectively the Lender, such purchaser, grantee, heir, legal representative, successor or assignee, the “Subsequent Landlord”) have any personal liability for the obligations of Landlord under the Lease and should the Subsequent Landlord succeed to the interests of the Landlord under the Lease, Tenant shall look only to the estate and property of any such Subsequent Landlord in the Property (including without limitation the rental income therefrom, proceeds from the sale of the Property, and insurance and condemnation proceeds with respect to the Property) for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by any Subsequent Landlord as landlord under the Lease, and no other property or assets of any Subsequent Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease; provided, however, that the Tenant may exercise any other right or remedy provided thereby or by law or equity in the event of any failure by Subsequent Landlord to perform any such obligation.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER:

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF__________________________________________:
  : ss
COUNTY OF_________________________________________  :

I, the undersigned authority, a Notary Public in and for said county in said state, hereby certify that__________________ ,  whose  name  is  signed  to  the  foregoing  instrument  as_______________________ of ________________________ and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily on behalf of ________________________ on the day the same bears date.

Given under my hand and official seal this the___________day of________________,20    .

_______________________________
Notary Public

AFFIX SEAL

My commission expires:
 ________________________________

TENANT:

NUSTAR LOGISTICS, L.P.

By: NuStar GP, Inc., a Delaware corporation, its general partner

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF__________________________________________:
  : ss
COUNTY OF_________________________________________  :

I, the undersigned authority, a Notary Public in and for said county in said state, hereby certify that_________________,  whose  name  is  signed  to  the  foregoing  instrument  as _________________________of NuStar GP, Inc., the general partner of NuStar Logistics, L.P., a Delaware limited partnership, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily on behalf of ___________________________ on the day the same bears date.

Given under my hand and official seal this the ________________ day of _______________,20    .

_____________________________
Notary Public

AFFIX SEAL

My commission expires:
______________________________

The undersigned accepts and agrees to the provisions of Section 4 hereof:

LANDLORD:

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF__________________________________________:
  : ss
COUNTY OF_________________________________________  :

I, the undersigned authority, a Notary Public in and for said county in said state, hereby certify that ___________________________,  whose  name  is  signed  to  the  foregoing  instrument  as _________________________of _________________________and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily on behalf of _____________________________on the day the same bears date.

Given under my hand and official seal this the __________________day of ______________________,20      .

_____________________________
Notary Public

AFFIX SEAL

My commission expires:
______________________________

EXHIBIT A

LEGAL DESCRIPTION

A 23.947 acre, or 1,043,130 square feet more or less, tract of land out of Lot 8, Block 5, The Rim, Unit-14 recorded in Volume 9611, Page 113 of the Deed and Plat Records of Bexar County, Texas, in New City Block 14747 of the City of San Antonio, Bexar County, Texas. Said 23.947 acre tract being more fully described as follows, with bearings based on the Texas Coordinate System established for the South Central Zone from the North American Datum of 1983 NAD 83 (NA2011) epoch 2010.00:

BEGINNING:
At a set ½” iron rod with a yellow cap stamped “Pape-Dawson” at the east corner of said Lot 8, the north corner of Lot 7, Block 5, Overlook at the Rim recorded in Volume 9609, Pages 145-146 of the Deed and Plat Records of Bexar County, Texas, on the southwest right-of-way line of Talavera Ridge, a 60-foot public right-of-way dedicated in Volume 9577, Pages 80-81 of the Deed and Plat Records of Bexar County, Texas;

THENCE:
S 52°28’02” W, departing the southwest right-of-way line of said Talavera Ridge, along and with the southeast line of said Lot 8, the northwest line of said Lot 7, a distance of 904.19 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

THENCE:
S 89°41’50” W, along and with a south line of said Lot 8, a north line of said Lot 7, a distance of 209.67 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson” at the northwest corner of said Lot 7, the northeast corner of Lot 12, Block 5, The Rim, Unit-15 recorded in Volume 9646, Page 127 of the Deed and Plat Records of Bexar County, Texas, and the southeast corner of Lot 14, Block 5, The Rim, Unit 15 MPCD recorded in Volume 9646, Page 127 of the Deed and Plat Records of Bexar County, Texas;

THENCE:	Along and with the southwest lines of said Lot 8, the northeast lines of said Lot 14, the following bearings and distances:

N 63°58’37” W, a distance of 261.20 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 47°40’47” W, a distance of 364.28 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 38°34’27” W, a distance of 118.46 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson” at the north corner of said Lot 14, the east corner of Lot 15, Block 5, The Rim, Unit-16 recorded in Volume 9646, Page 175 of the Deed and Plat Records of Bexar County, Texas;

THENCE:	Along and with the east line of said Lot 15, continuing along and with a west line of said Lot 8, the following bearings and distances:

N 26°58’29” W, a distance of 66.41 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 12°35’02” W, a distance of 64.74 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 01°09’48” W, a distance of 103.65 feet to a found ½” iron rod with a yellow cap stamped “Pape-Dawson” at the northeast corner of said Lot 15, a reentrant corner of said Lot 8;

THENCE:
S 73°48’32” W, along and with a south line of said Lot 8, the north line of said Lot 15, a distance of 259.88 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson” at a southwest corner of said Lot 8, the northwest corner of said Lot 15, on the east right-of-way line of Interstate Highway 10, a variable width public right-of-way;

THENCE:
N 16°11’28” W, along and with the west line of said Lot 8, the east right-of-way line of said Interstate Highway 10, a distance of 484.50 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson” at the northwest corner of said Lot 8;

THENCE:
N 73°48’32” E, departing the east right-of-way line of said Interstate Highway, along and with a north line of said Lot 8, a distance of 100.00 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson” at the northwest corner of a called 3.874 acre tract conveyed to Old Camp Bullis Partners, Ltd. by deed recorded in Volume 13631, Page 1646 of the Official Public Records of Bexar County, Texas, and the southwest terminus of Old Camp Bullis Road, a variable width private street conveyed to The United States of America by deed recorded in Volume 1376, Page 555 of the Deed Records of Bexar County, Texas;

THENCE:
S 16°11’28” E, along and with an east line of said Lot 8, the west line of said called 3.874 acre tract, a distance of 23.62 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson” at the southwest corner of said called 3.874 acre tract, the west corner of a called 0.10 acre tract conveyed to Old Camp Bullis Partners by deed recorded in Volume 14671, Page 1066 of the DPR;

THENCE:
N 89°47’18” E, along and with the north line of said Lot 8 and the south line of said called 0.10 acre tract, a common line, a distance of 400.00 feet to a point, from which a found mag nail with washer stamped “Pape-Dawson” bears N 36°58’39” W, a distance of 0.19 feet;

THENCE:	N 89°55’33” E, continuing along and with said common line, a distance of

511.00 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”, from which a set ½” iron rod with a yellow cap stamped “Pape-Dawson” at the northeast corner of said Lot 8, the southeast corner of said called 3.874 acre tract, on the west right-of-way line of said Talavera Ridge bears N 89°55’33” E, a distance of 592.31 feet;

THENCE:	Departing said common line, over and across said Lot 8, the following bearings and distances:

S 15°00’24” E, a distance of 335.76 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 88°17’19” E, a distance of 88.24 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

S 15°37’47” E, a distance of 365.58 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

S 24°12’05” E, a distance of 5.00 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 65°47’55” E, a distance of 208.23 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 52°50’03” E, a distance of 72.65 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 63°13’54” E, a distance of 143.50 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

Northeasterly, along a tangent curve to the right, said curve having a radius of 150.00 feet, a central angle of 43°33’17”, a chord bearing and distance of N 85°00’32” E, 111.30 feet, for an arc length of 114.03 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

S 73°12’49” E, a distance of 41.73 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 15°36’41” W, a distance of 33.94 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

N 74°23’19” E, a distance of 15.37 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

S 36°20’49” E, a distance of 47.74 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

Northeasterly, along a non-tangent curve to the left, said curve having a radius of 85.50 feet, a central angle of 08°41’32”, a chord bearing and distance of N 52°49’06” E, 12.96 feet, for an arc length of 12.97 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

Northeasterly, along a non-tangent curve to the left, said curve having a radius of 40.46 feet, a central angle of 46°37’32”, a chord bearing and distance of N 28°09’04” E, 32.03 feet, for an arc length of 32.93 feet to a set ½” iron rod with a yellow cap stamped “Pape-Dawson”;

THENCE:
Southeasterly, along a non-tangent curve to the left, said curve having a radius of 1530.00 feet, a central angle of 03°34’55”, a chord bearing and distance of S 38°59’06” E, 95.63 feet, for an arc length of 95.65 feet to the POINT OF BEGINNING and containing 23.947 acres in the City of San Antonio, Bexar County, Texas. Said tract being described in conjunction with a survey made on the ground and a survey map prepared under job number 7356-20 by Pape- Dawson Engineers, Inc.

EXHIBIT D

FORM OF ESTOPPEL CERTIFICATE

Reference is made to that certain Lease Agreement, dated as of March 21, 2023 (as heretofore amended, the “Lease”), between NS San Antonio TX Landlord, LLC, a Delaware limited liability company (“Landlord”), and NuStar Logistics, L.P., a Delaware limited partnership (“Tenant”). The terms used herein, which are not otherwise defined herein, shall have the same meanings as set forth in the Lease. The undersigned does hereby certify to Landlord and [insert name of potential purchaser/lender] as of _________________________, 20        , as follows:

1.            The Lease, a complete and accurate copy of which is attached hereto as Exhibit A and incorporated herein by this reference, has been duly authorized and executed by Tenant and is in full force and effect; there are no amendments, modifications or supplements of any kind to the Lease [add amendments, if applicable]; Tenant has not given any notice of termination under the Lease; and except for a memorandum of lease, there are no other promises, agreements, understandings, or commitments between Landlord and Tenant relating to the Lease or the Leased Premises currently in effect.

2.            Tenant is in full and complete possession of the Leased Premises, such possession having been delivered by Landlord pursuant to the Lease and, as between Tenant and Landlord, having been unconditionally accepted by Tenant.

3.           Tenant has no offsets, claims or defenses to the payment of Basic Rent or Additional Rent under the Lease.

4.            No security deposit has been given by Tenant under the terms of, or with respect to, the Lease.

5.            No uncured default, event of default, or breach by Tenant (or, to Tenant ’s actual knowledge, Landlord) exists under the Lease, and no event has occurred that, with the passage of time will or could constitute a default, event of default, or breach by Tenant (or, to Tenant ’s actual knowledge, Landlord) under the Lease. Tenant has made no claim against Landlord alleging the Landlord’s default under the Lease.

6.            To Tenant’s actual knowledge, there are no rental, lease, or similar commissions payable with respect to the Lease that remain unpaid, and Tenant has not entered into any agreements, oral or written, under which any rental, lease, or similar commission would be payable in the future with respect to the Lease.

7.            The Basic Rent currently being paid by Tenant under the Lease is $ _______________________per month. Tenant has not prepaid any rent or other amounts to Landlord more than one month in advance. No rent concessions from the stated Basic Rent in the Lease have been granted, and there are no credits, charges or other amounts of any kind due Tenant as of the date hereof.

8.            The Initial Term of the Lease commenced on March 21, 2023, and unless the Lease is extended or terminated sooner as provided in the Lease, shall expire on March 31, 2043.

9.           Pursuant to, and in accordance with, the terms and provisions of the Lease, Tenant has the option to extend the Lease for up to two (2) consecutive Renewal Terms of ten (10) years each.

10.          Tenant has no outstanding options, rights of first refusal or rights of first offer to purchase the Leased Premises or any part thereof.

11.          Tenant is the holder of all right, title and interest in the leasehold estate created by the Lease. Tenant has not transferred, assigned, or sublet any portion of the Leased Premises
[except as follows: __________________ ]. Tenant has not received written notice of any assignment, hypothecation, mortgage or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder.

12.          No actions, whether voluntary or involuntary, are pending against Tenant under any bankruptcy, insolvency or similar laws of the United States or any state thereof.

13.          The undersigned representative of Tenant is duly authorized and fully qualified to execute this instrument on behalf of Tenant thereby binding Tenant. This Estoppel Certificate shall be binding upon Tenant and its successors and assigns and shall inure to the benefit of and be enforceable by Landlord and its successors and assigns.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the undersigned has caused this Estoppel Certificate to be executed by its duly authorized officer as of the date written above.

NUSTAR LOGISTICS, L.P., a Delaware
limited partnership

By:
Name:
Title:

Exhibit A

Lease

See the Attached

D-1

EXHIBIT E

Prohibited Uses

•	Any manufacturing, distilling, refining, smelting or mining operation

•	Any mobile home park, junkyard or stockyard.

•	Any central laundry or dry cleaning plant.

•	Any mortuary or funeral home.

•	Any establishment selling or exhibiting “obscene” or pornographic material.

•	Any massage parlor or establishment that exhibits nude dancers or wait staff.

•	Any gambling facility or operation or bingo hall.

•	Any flea market or pawn shop.

D-1

APPENDIX A

“Additional Rent” shall mean all amounts, costs, expenses, liabilities, indemnities and obligations (including Tenant’s obligation to pay any Default Rate interest hereunder) which Tenant is required to pay pursuant to the terms of this Lease, other than Basic Rent.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person and shall include, if such Person is an individual, members of the immediate family of such Person, and trusts for the benefit of such individual. For the purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Alteration” or “Alterations” shall mean any or all changes, additions (whether or not adjacent to or abutting any then existing buildings), expansions (whether or not adjacent to or abutting any then existing buildings), improvements, reconstructions, removals or replacements of any of the Improvements or Equipment, both interior or exterior, and ordinary and extraordinary, it being understood that Alterations shall not include repairs or ordinary maintenance.

“Applicable Laws” shall mean all existing and future applicable laws (including common laws), rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to the environment and those pertaining to the construction, use or occupancy of the Leased Premises). Applicable Laws shall include Environmental Laws.

“Basic Rent” shall mean the amounts set forth on Exhibit B annexed to this Lease.

“Basic Rent Payment Dates” shall mean the Closing Date and the first Business Day of each month thereafter during the Term.

“Business Day” means any day other than a Saturday or a Sunday or other day on which commercial banks in the State of Georgia are required or are authorized to be closed.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657.

“Claims” shall mean Liens (including, without limitation, Lien removal and bonding costs), liabilities, obligations, damages, losses, demands, penalties, assessments, payments, fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including, without limitation, reasonable and actual out-of-pocket legal fees and expenses and costs of investigation and enforcement) of any kind and nature whatsoever.

“Closing Date” shall mean March 21, 2023.

“CNTA” or “Consolidated Net Tangible Assets” of a Person shall mean at any date of determination, the total amount of assets after deducting (a) all current liabilities, excluding (i) any current liabilities renewable or extendable at the option of such Person to a time more than 12 months after the time CNTA is being computed, and (ii) current maturities of long-term debt, and (b) the value, net of any applicable amortization, of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the consolidated balance sheet of such Person for such Person’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Condemnation” shall mean a Taking and/or a Requisition.

“Consolidated Debt” means, for any Person and for any day, all Indebtedness of such Person and its subsidiaries, on a consolidated basis, as of the last day of the reporting period of the most recent quarterly or annual consolidated financial statements, prepared in accordance with GAAP, for such Person.

“Consolidated Debt Coverage Ratio” means, for any Person and for any day, the ratio of (a) Consolidated Debt as of the last day of the reporting period of the most recent quarterly or annual consolidated financial statements, prepared in accordance with GAAP, for such Person over (b) Consolidated EBITDA for such reporting period.

“Consolidated EBITDA” means, without duplication, as to any Person and its subsidiaries, on a consolidated basis for any period, an amount equal to the sum of (i) net income for such period plus (ii) without duplication and to the extent deducted in computing net income for such period, (A) Consolidated Interest Expense for such period, (B) income tax expense for such period, (C) depreciation for such period, (D) amortization for such period and (E) all other non-cash expenses or losses for such period minus (iii) without duplication and to the extent included in computing net income for such period, non-cash income or gains and extraordinary gains for such period.

“Consolidated Interest Expense” shall mean, for any Person for any period determined on a consolidated basis with such Person’s subsidiaries in accordance with GAAP, the sum of (i) total interest expense, including the interest component of any payments in respect of capital leases capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount due and payable (or minus the net amount receivable) under interest rate swaps during such period (whether or not actually paid or received during such period).

“Default Rate” shall mean the greater of (i) 8.50% per annum and (ii) the then current Prime Rate plus 3.00% per annum.

“Environmental Laws” shall mean and include the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, CERCLA, the Hazardous Materials Transportation Act of 1975, 49 U.S.C.
§§ 5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42

U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq and all other federal, state and local laws, ordinances, rules, orders, statutes, codes and regulations applicable to the Leased Premises or the operations thereon or use thereof and (i) relating to the environment, human health or natural resources, (ii) regulating, controlling or imposing liability or standards of conduct concerning Hazardous Materials, or (iii) regulating the clean-up or other remediation of the Leased Premises or any portion thereof, as any of the foregoing may have been amended, supplemented or supplanted from time to time.

“Equipment” shall mean, collectively, the machinery and equipment which is attached to the Improvements in such a manner as to become fixtures under Applicable Law, together with all additions and accessions thereto, substitutions therefor and replacements thereof, excepting therefrom the Trade Fixtures.

“Event of Default” shall mean the occurrence of any one or more of the following events under this Lease: (i) a failure by Tenant to make (regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceedings, in law, in equity or before any administrative tribunal which had or might have the effect of preventing Tenant from complying with the provisions of this Lease): (x) any payment of Basic Rent when due and payable and the continuance of such failure for three (3) Business Days after Landlord gives notice of such failure to Tenant or (y) any payment of any other sum herein required to be paid by Tenant which continues unremedied for a period of ten (10) days after written notice thereof to Tenant; (ii) failure by Tenant to perform and observe, or a violation or breach of, any other provision in this Lease and, in any such case, such default shall continue for a period of thirty (30) days after written notice thereof is given by Landlord, or if such default is of such a nature that it cannot reasonably be cured within such period of thirty (30) days, such period shall be extended for such longer time as is reasonably necessary (not to exceed 365 days if such default is causing, or is reasonably likely to cause, a Material Adverse Condition) so long as Tenant diligently and in good faith prosecutes such efforts to completion; (iii) Tenant or Lease Guarantor shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) voluntarily consent to the appointment of a receiver or trustee for itself or for any of the Leased Premises, (C) voluntarily file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) voluntarily file a general assignment for the benefit of creditors, (E) be the subject of an involuntary case or proceeding against Tenant or Lease Guarantor of the nature referred to in the foregoing subclauses of this clause (iii) which remains undismissed for more than one hundred eighty (180) days or (F) generally not be paying its debts as they become due, or state publicly that it cannot, or that it anticipates that it will not be able to, generally pay its debts as they become due; (iv) a court shall enter an order, judgment or decree appointing a receiver or trustee for Tenant or Lease Guarantor or for the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States or any State or otherwise entering an order for relief in any such proceeding, and such order, judgment or decree shall remain in force, undischarged or unstayed, one hundred eighty (180) days after it is entered; (v) Tenant shall in any insolvency proceedings be liquidated or dissolved or shall voluntarily commence proceedings towards its liquidation or dissolution; (vi) the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after such levy or attachment; or (vii) the Lease Guarantor shall contest the validity of, or repudiate, the Lease Guaranty in whole or in party.

“Expected Useful Life” of any Required Capital Expenditure means the expected useful life thereof as of the date such Required Capital Expenditure is made, as determined in accordance with GAAP and as stated in months.

“Expiration Date” shall mean the last day of the month in which the twentieth (20th) anniversary of the Closing Date occurs, unless the Closing Date is the first day of a calendar month, in which case the Expiration Date shall mean the last day of the calendar month immediately preceding the month in which the twentieth (20th) anniversary of the Closing Date occurs.

“GAAP” shall mean generally accepted accounting principles, uniformly applied, as in effect from time to time in the United States of America.

“Governmental Authority” shall mean any federal, state, county, municipal, foreign or other governmental or regulatory authority, agency, board, body, instrumentality, court or quasi governmental authority (or private entity in lieu thereof).

“Hazardous Materials” shall mean all chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde, or any substances which are classified as “hazardous” or “toxic” under CERCLA; hazardous waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901; air pollutants regulated under the Clean Air Act, as amended, 42
U.S.C. § 7401, et seq.; pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. § 1251, et seq., any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq., any substance listed in the United States Department of Transportation Table at 45 CFR 172.101; any chemicals included in regulations promulgated under the above listed statutes or any similar federal or state statutes relating to the environment, human health or natural resources; any explosives, radioactive material, and any chemical regulated by state statutes similar to the federal statutes listed above and regulations promulgated under such state statutes.

“Imposition” or “Impositions” shall mean, collectively, all Taxes of every kind and nature on or with respect to the Leased Premises or the Basic Rent or Additional Rent, or the use, lease, ownership or operation thereof; all charges, fees, expenses and/or taxes for or under any Record Agreement or other agreement maintained for the benefit of the Leased Premises; all general and special assessments, levies, permits, inspection and license fees on or with respect to the Leased Premises; all water and sewer rents and other utility charges on or with respect to the Leased Premises; all ground rents on or with respect to the Leased Premises, if any; all common area maintenance fees, if any, applicable to the Leased Premises, and all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed or assessed upon or with respect to the Leased Premises, prior to or during the Term, against Landlord, Tenant or any of the Leased Premises as a result of or arising in respect of the occupancy, leasing, use, maintenance, operation, management, repair or possession thereof, or any activity conducted on the Leased Premises, or the Basic Rent or Additional Rent, including without limitation, any sales tax, occupancy tax, rent tax or excise tax levied by any governmental body on or with respect to such Basic Rent or Additional Rent; all payments required to be made to a governmental or quasi- governmental authority (or private entity in lieu thereof) that are in lieu of any of the foregoing, whether or not expressly so designated; and any penalties, fines, additions or interest thereon or additions thereto, provided that the term “Impositions” shall exclude any federal, state or local (A) transfer taxes as the result of a conveyance by (or suffered by) Landlord to any Person other than (1) Tenant or a person designated by Tenant or (2) as a result of an Event of Default, (B) franchise, capital stock, gross income taxes that are in the nature of franchise or capital stock taxes or similar taxes, if any, of Landlord, except to the extent such franchise, capital stock or similar taxes would not have been payable by Landlord but for the ownership by Landlord of the Leased Premises, (C) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income, (D) estate, inheritance, succession, gift, capital levy or similar taxes of Landlord, or (E) Tax that would not have been imposed but for the failure of an Indemnitee to comply with certification, information, documentation or other reporting requirements applicable to such Indemnitee and for which Tenant is not responsible under this Lease, if compliance with such requirements is required by statute or regulation of the relevant taxing authority as a precondition to relief or exemption from such Tax.

“Improvements” shall mean, collectively, the buildings, structures and other improvements on the Land.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or by any other securities providing for the mandatory payment of money (including, without limitation, preferred stock subject to mandatory redemption or sinking fund provisions), (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all non-contingent obligations of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person with respect to any arrangement, directly or indirectly, whereby such Person or its subsidiaries shall sell or transfer any material asset, and whereby such Person or any of its subsidiaries shall then or immediately thereafter rent or lease as lessee such asset or any part thereof, and (l) all recourse or repurchase obligations of such Person with respect to any securitization transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnitee” shall mean Landlord, Lender, any trustee under a Mortgage which is a deed of trust, each of their assignees or other transferees and each of their respective officers, directors, employees, shareholders, members or other equity owners.

“Initial Term” shall mean the period of time commencing on the Closing Date and terminating on the Expiration Date.

“Insurance Expiration Date” shall mean, with respect to an insurance policy, the date that such insurance policy will expire.

“Insurance Requirements” shall mean, as the case may be, any one or more of the terms of each insurance policy required to be carried by Tenant under this Lease and the requirements of the issuer of such policy.

“Investment Grade Rating” with respect to any Person means that such Person, at the time of determination, has a long-term, unsecured debt rating of Baa3 or higher by Moody’s Investors Services, Inc. and BBB- or higher by S&P Global Ratings.

“Land” shall mean the lot(s) or parcel(s) of land described in Exhibit A attached to this Lease and made a part hereof, together with the easements, rights and appurtenances thereunto belonging or appertaining.

“Landlord” shall mean NS San Antonio TX Landlord, LLC, a Delaware limited liability company.

“Lease Guarantor” shall mean NuStar Energy, L.P., a Delaware limited partnership, provided that if a Replacement Lease Guaranty is delivered to Landlord, then “Lease Guarantor” shall mean the Person that is the guarantor thereunder.

“Lease Guaranty” shall mean the Guaranty, dated as of March 21, 2023, issued by the Lease Guarantor, as it may be amended, supplemented or otherwise modified from time to time.

“Leased Premises” shall mean, collectively, the Land, the Improvements and the Equipment, together with any and all other property and interest in property conveyed to Landlord pursuant to the deeds, bills of sale or other documents executed in connection with the purchase of the Land, the Improvements and the Equipment by Landlord.

“Legal Requirement” or “Legal Requirements” shall mean, as the case may be, any one or more of all present and future laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency and all covenants, restrictions and conditions now of record which may be applicable to Tenant, Landlord (with respect to the Leased Premises) or to all or any part of or interest in the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Leased Premises, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with the Americans with Disabilities Act) or results in interference with the use or enjoyment of the Leased Premises or (ii) requires Tenant to carry insurance other than as specifically required by the provisions of this Lease.

“Lender” shall mean any financial institution or other Person that makes a Loan to Landlord, secured, directly or indirectly, by a Mortgage and evidenced by a Note.

“Lien” or “Liens” shall mean any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, or any type of preferential arrangement that has the practical effect of creating a security interest, including, without limitation, any thereof arising under any conditional sale agreement, capital lease or other title retention agreement.

“Loan” shall mean a loan made by a Lender to Landlord secured by a Mortgage and evidenced by a Note.

“Material Adverse Condition” means a circumstance or event that has caused, or is causing, a material deterioration in the condition, utility or value of the Leased Premises or any part thereof or is resulting, or is reasonably expected to result, in a material liability on the part of Landlord (even if Landlord is indemnified therefor by Tenant) or in any possibility of criminal liability on the part of Landlord or in an inability, or likely inability of Landlord to sell the Leased Premises without a material reduction in price or in an inability or likely inability to insure the Leased Premises as required by this Lease.

“Mortgage” shall mean a mortgage, deed of trust or similar security instrument hereafter executed covering the Leased Premises from Landlord to secure the repayment of a Loan.

“Net Award” shall mean the entire award payable to Landlord by reason of a Condemnation, less any reasonable and actual out-of-pocket expenses incurred by Landlord in collecting such award.

“Net Proceeds” shall mean the entire proceeds of any insurance required under clause (i), (iv), or (vi) of Section 14(a) of this Lease, less any actual and reasonable expenses incurred by Tenant or Landlord in collecting such proceeds.

“Note” or “Notes” shall mean a promissory note or notes executed from Landlord to a Lender, which note or notes is secured by a Mortgage.

“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, Liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises as of the date of Landlord’s acquisition thereof.

“Person” shall mean an individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, non-incorporated organization or government or any agency or political subdivision thereof.

“Prime Rate” shall mean the prime rate of interest published in The Wall Street Journal or its successor, from time to time.

“Prohibited Use” means any use listed on Exhibit E hereto.

“Qualified Transferee” means a Person who meets the following criteria:

(i)	such Person is organized under the laws of a State of the United States; and

(ii)
if such Person has long-term debt rated by either Moody’s Investors Services, Inc. or S&P Global Ratings at the time of determination, then such Person has an Investment Grade Rating, or if such Person does not have long-term debt rated by either Moody’s Investors Services, Inc. or S&P Global Ratings at the time of such determination, then such Person has both a CNTA of $5.0 billion or more and a Consolidated Debt Coverage Ratio of 2.5 or less, based on such Person’s most recent quarterly or annual financial statements, as applicable.

“Record Agreement” shall mean an easement agreement, restrictive covenant, declaration, right-of-way or any other agreement or document of record now or hereafter affecting the Leased Premises, including each Permitted Encumbrance for as long as it is in effect.

“Release” shall mean the release of any Hazardous Materials into or upon any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, escaping, emptying, or placement.

“Renewal Option Notice” shall mean a written notice from Tenant to Landlord of its election to extend the Term (or any then Renewal Term) of this Lease pursuant to Section 5 of this Lease.

“Renewal Term” shall mean an additional Lease term of ten (10) years. “Rent” shall mean, collectively, Basic Rent and Additional Rent.
“Replaced Equipment” shall mean Equipment that has been replaced by Tenant with Replacement Equipment.

“Replacement Equipment” shall mean operational equipment or other parts used by Tenant to replace any of the Equipment.

“Replacement Lease Guaranty” shall mean a lease guaranty delivered by a Qualified Transferee in connection with the assignment of this Lease by Tenant in substantially the form of the Lease Guaranty delivered to Landlord on the Closing Date.

“Required Capital Expenditure” means a single repair or replacement, or series of related repairs or replacements, in each case, of a capital nature as determined in accordance with GAAP that cost in excess of $250,000 in the aggregate, that have an Expected Useful Life in excess of one (1) year and that are required to be made to the Leased Premises as a result of a change to an Applicable Law effected after the Closing Date and that are not required as a result of (i) Tenant’s particular use of the Leased Premises, (ii) Tenant’s waste on the Leased Premises or any part thereof or failure to maintain the Leased Premises or any part thereof in accordance with the terms of this Lease or (iii) Tenant’s construction or planned construction of any Alteration.

“Requisition” shall mean any temporary condemnation or confiscation of the use or occupancy of the Leased Premises by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Restoration” shall mean, following a casualty or Condemnation, the restoration of the Leased Premises to as nearly as possible its value, condition and character immediately prior to such casualty or Condemnation (assuming that the Leased Premises has been maintained to no lesser standard than that required under this Lease), in accordance with the provisions of this Lease, including but not limited to the provisions of Sections 11(a), 12 and 15.

“Restoration Award” shall mean that portion of the Net Award equal to the cost of Restoration.

“Restoration Fund” shall mean, collectively, the Net Proceeds, Restoration Award and Tenant’s Insurance Payment required to be deposited with Landlord but only to extent the Restoration exceeds the Threshold; it being agreed that any Net Award or Net Proceeds for Restoration that equal or is less than the Threshold shall be paid directly to Tenant.

“SEC” means the Securities and Exchange Commission.

“State” shall mean the State or Commonwealth in which the Leased Premises is situated.

“Structural Alteration” shall mean an Alteration that (i) will result in a change in the footprint of the Improvements, (ii) involves the addition of one or more floors to the Improvements, (iii) affects the structural elements or any exterior walls of the Improvements, (iv) decreases the rentable square footage of the Leased Premises other than to a de minimis extent or (v) adversely affects the proper functioning and/or capacity of the building systems in the Improvements.

“Taking” shall mean any taking of the Leased Premises, or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation.

“Tax” or “Taxes” shall mean the following present and future taxes, including income (gross or net), gross or net receipts, sales, use, leasing, value added, franchise, doing business, transfer, capital, property (tangible or intangible), ad valorem, municipal assessments, rent, excise and stamp taxes, levies, imposts, duties, charges, assessments or withholding, together with any penalties, fines, additions or interest thereon or additions thereto (any of the forgoing being referred to herein individually as a “Tax”), imposed by any Governmental Authority. Taxes shall include the costs of any contest or appeal pursued which reduces the Taxes (or attempts to do so), including reasonable attorneys’ fees and costs incident thereto. Without limiting the foregoing, if at any time during the term of this Lease the methods of taxation prevailing at the execution hereof shall be changed or altered so that in lieu of or as a supplement or addition to or a substitute for the whole or any part of the real estate taxes or assessments now or from time to time thereafter levied, assessed or imposed by applicable taxing authorities for the funding of governmental services, there shall be imposed (i) a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the gross rents received or otherwise attributable to the Leased Premises, or (ii) a tax, assessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Leased Premises or this Lease, and imposed on the Landlord under this Lease or any portion thereof, or (iii) a license fee or other fee or tax measured by the gross rent payable under this Lease, or (iv) any other tax, assessment, levy, charge, fee or the like payable with respect to the Leased Premises, the rents, issues and profits thereof, then all such taxes, assessments, levies, impositions and/or charges, or the part thereof so measured or based, shall be deemed to be Taxes.

“Tenant” shall mean NuStar Logistics, L.P., a Delaware limited partnership. “Tenant Party” shall mean each of Tenant and each subtenant, assignee, employee, invitee, licensee, contractor, subcontractor, agent, successor or representative of Tenant.

“Tenant’s Award” shall mean, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, any award or payment (in connection with a Condemnation) for Tenant’s leasehold interest hereunder, relocation assistance available to Tenant under federal or state law including, but not limited to, on account of Trade Fixtures, Tenant’s moving expenses and Tenant’s out-of-pocket expenses incidental to the move, if available.

“Tenant’s Insurance Payment” shall mean, in the event of damage or destruction, the amount of the proceeds that would have been payable under the third-party insurance required to be maintained pursuant to Section 14(a)(i), (iv) or (vi) had such insurance program been in effect.

“Tenant’s Termination Notice” shall mean a written notice from Tenant to Landlord of Tenant’s intention to terminate this Lease in accordance with Section 13 or 14 of this Lease, which notice shall set forth the Termination Date.

“Term” shall mean the Initial Term, together with any Renewal Term.

“Termination Date” shall mean the date for the termination of this Lease pursuant to Tenant’s Termination Notice, which date shall be on a Basic Rent Payment Date occurring no sooner than thirty (30) days after the date of such Tenant’s Termination Notice.

“Threshold Amount” shall mean $3,000,000.

“Trade Fixtures” shall mean all furniture, fixtures, equipment and other items of personal property (whether or not attached to the Improvements) that are owned by Tenant and used in connection with the operation of the business conducted on the Leased Premises, that are not necessary for the operation of the Leased Premises and that have not been financed or funded by Landlord.

“Warranties” shall mean all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code.